 Filed Pursuant to Rule 424(b)(2)
 Registration No. 333-196751
PROSPECTUS SUPPLEMENT
(To Prospectus dated July 31, 2014)

GOLD STANDARD VENTURES CORP.
17,000,000 Common Shares
Gold Standard Ventures Corp. (the “Company” or “we” or “us”) is offering (the “Offering”) 17,000,000 of our common shares (the “Offered Shares”) at a price of U.S.$0.47 per Offered Share (“Offering Price”). The Offered Shares are being offered pursuant to an underwriting agreement dated January 28, 2015 (the “Underwriting Agreement”), as more fully described under the section entitled “Underwriting” on page S-34 of this Prospectus Supplement, between us, Macquarie Capital Markets Canada Ltd. (the “Lead Underwriter”) and H.C. Wainwright & Co., LLC (together with the Lead Underwriter, the “Underwriters”).
Our outstanding common shares, no par value (the “Common Shares”), are listed for trading in the United States on the NYSE MKT, LLC (the “NYSE MKT”), and in Canada on the TSX Venture Exchange (the “TSXV”), in each case under the symbol “GSV”. On January 27, 2015, the closing price of our Common Shares on the NYSE MKT was U.S.$0.52 per Common Share and on the TSXV was Cdn$0.62 per Common Share. The Offering Price of the Common Shares was determined by arms-length negotiation between us and the Lead Underwriter with reference to the prevailing market price of the Common Shares.
Investing in the Offered Shares involves significant risks. Prior to purchasing any Offered Shares you should carefully consider the risks described in the “Risk Factors” section beginning on page S-8 of this Prospectus Supplement, on page 5 of the accompanying Base Prospectus and in the documents incorporated by reference herein and therein.
Neither the United States Securities and Exchange Commission (“SEC”) nor any state securities commission has approved or disapproved of the Offered Shares or determined if this Prospectus Supplement is truthful or complete. Any representation to the contrary is a criminal offence.
	Per Common Share	Total
Public Offering Price	U.S.$0.47	U.S.$7,990,000
Underwriting fee(1)	U.S.$0.0282	U.S.$479,400
Proceeds to us, before expenses	U.S.$0.4418	U.S.$7,510,600

(1)
The Underwriters will receive compensation in addition to the underwriting fee. See “Underwriting” for a description of compensation payable to the Underwriters.

We have granted to the Underwriters an option (the “Over-Allotment Option”) exercisable in whole or in part, to purchase up to an additional 2,550,000 Common Shares at a price equal to the Offering Price, less the underwriting fee, for a period of 30 days from the date of this Prospectus Supplement to cover over-allotments, if any, and for market stabilization purposes. This Prospectus Supplement also registers the grant of the Over-Allotment Option and the distribution of the additional Common Shares to be issued upon exercise of the Over-Allotment Option. See the section entitled “Underwriting” on page S-34 of this Prospectus Supplement.
The aggregate market value of our outstanding common equity held by our non-affiliates on January 27, 2015 was approximately U.S.$55,597,000, based upon 123,739,878 outstanding Common Shares, of which 104,900,000 Common Shares are held by non-affiliates, and a per share price of U.S.$0.53, based on the closing price of our Common Shares on the NYSE MKT on January 22, 2015. During the 12 calendar month period that ends on and includes the date hereof, we have issued an aggregate of U.S.$6,304,000 of securities pursuant to General Instruction I.B.5 of Form F-3.
Our principal executive office and our registered office are located at Suite 610 – 815 West Hastings Street, Vancouver, B.C., Canada V6C 1B4, phone (604) 669-5702.
The Underwriters expect the Offered Shares will be available for delivery in book-entry form through the facilities of The Depository Trust Company (“DTC”) at closing, which is anticipated to be on or about February 3, 2015 or such other date as may be agreed upon between us and the Underwriters (the “Closing Date”). Under Rule 15c6-1 under the United States Securities Exchange Act of 1934, as amended (the “Exchange Act”), trades in the secondary market generally are required to settle in three business days, unless the parties expressly agree otherwise. We anticipate a settlement cycle of T+4 business days. Accordingly, purchasers who wish to trade prior to the delivery date may be required to specify an alternative settlement cycle at the time of the trade to prevent a failed settlement. Investors who wish to trade prior to the delivery date should consult their own advisors.
MACQUARIE CAPITAL MARKETS CANADA LTD.
H.C. Wainwright & Co., LLC
The date of this Prospectus Supplement is January 28, 2015.

Prospectus Supplement
Base Prospectus

ABOUT THIS PROSPECTUS SUPPLEMENT
This Prospectus Supplement and the accompanying Base Prospectus are a part of a registration statement on Form F-3 that we have filed with the SEC utilizing a “shelf” registration process. We are providing information to you about this Offering in two separate documents that are combined together. The first document is this Prospectus Supplement, which provides you with some specific details regarding this Offering, including the Offering Price, the amount of Offered Shares and some of the risks of investing in our Common Shares. The second document is the accompanying Base Prospectus, which provides you with more general information, some of which may not apply to this Offering and some of which may have been supplemented or superseded by information in this Prospectus Supplement or documents incorporated or deemed to be incorporated by reference herein or therein or in a free writing prospectus, if any, related to the Offering that we have filed with the SEC subsequent to the date of this Prospectus Supplement. You should read this Prospectus Supplement, the accompanying Base Prospectus and each free writing prospectus, if any, related to the Offering, together with the additional information described under the heading “Where You Can Find More Information.”
You should rely only on the information contained in or incorporated by reference into this Prospectus Supplement, the accompanying Base Prospectus and each free writing prospectus, if any, related to this Offering. We have not, and the Underwriters have not, authorized anyone to provide you with additional or different information. If anyone provides you with additional, different or inconsistent information, you should not rely on it. The distribution or possession of this Prospectus Supplement in or from certain jurisdictions may be restricted by law. We are not making an offer to sell the Offered Shares and not soliciting an offer to buy the Offered Shares in any jurisdiction where the offer or sale is not permitted or where the person making the offer or sale is not qualified to do so or to any person to whom it is not permitted to make such offer or sale. You should assume that the information contained in this Prospectus Supplement, the accompanying Base Prospectus, any free writing prospectus related to this Offering and the documents incorporated by reference herein or therein is accurate only as of the respective dates of such documents, and the information incorporated by reference herein or therein is accurate only as of the date of the document incorporated by reference. Our business, financial condition, results of operations and prospects may have changed since that date.
Owning our Common Shares may subject you to tax consequences in the United States. This Prospectus Supplement may not describe these tax consequences fully. You should read the tax discussion at “Certain Material Federal Income Tax Consequences” in this Prospectus Supplement and consult your own tax advisor with respect to your own particular circumstances.
The financial information incorporated by reference or otherwise contained in this Prospectus Supplement are stated in Canadian Dollars and have been prepared in accordance with International Financial Reporting Standards, as issued by the International Accounting Standards Board and interpretations of the International Financial Reporting Interpretations Committee, and thus may not be comparable to the financial statements of U.S. companies.
The industry and market data and other statistical information contained in this Prospectus Supplement, the accompanying Base Prospectus, any free writing prospectus related to the Offering and in the documents we incorporate by reference herein or therein are based on management’s own estimates, independent publications, government publications, reports by research firms or other published independent sources, and, in each case, are believed by management to be reasonable estimates. Although we believe these sources are reliable, we have not independently verified the information.
In this Prospectus Supplement, unless the context otherwise requires, references to “Gold Standard,” the “Company,” “we,” “us,” or “our” refers to Gold Standard Ventures Corp. and/or our wholly owned subsidiaries.

CURRENCY AND EXCHANGE RATE INFORMATION
Unless otherwise stated, currency amounts in this Prospectus Supplement are stated in Canadian dollars. References in this Prospectus Supplement to “Cdn$” are to Canadian dollars and references to “U.S.$” are to U.S. dollars. The consolidated financial statements incorporated by reference into this Prospectus Supplement and the documents incorporated by reference into this Prospectus Supplement, and the financial data derived from those consolidated financial statements included in this Prospectus Supplement, are presented in Canadian dollars.
The following table lists, for each period presented, the high and low exchange rates, the average of the exchange rates during the period indicated, and the exchange rates at the end of the period indicated, for one Canadian dollar, expressed in U.S. dollars, based on the noon exchange rate published by the Bank of Canada.
	Year Ended December 31,			Nine Months Ended
	2014	2013	2012	2014	2013
High	0.9422	1.0204	1.0310	0.9422	1.0164
Low	0.8589	0.9345	0.9615	0.8888	0.9455
Average	0.9054	0.9709	1.0000	0.9139	0.9770
Period End	0.8620	0.9401	1.0042	0.8922	0.9723
The following table sets forth the high and low exchange rates for one Canadian dollar expressed in terms of one U.S. dollar for the past six months:
Month	High	Low
December 2014	0.8815	0.8589
November 2014	0.8900	0.8751
October 2014	0.8980	0.8858
September 2014	0.9206	0.8922
August 2014	0.9211	0.9106
July 2014	0.9404	0.9167
On January 27, 2015, the noon exchange rate, as reported by the Bank of Canada for the conversion of Canadian dollars into United States dollars, was Cdn$1.00 equals U.S.$0.8062.
WHERE YOU CAN FIND MORE INFORMATION
We are subject to the information requirements of the Exchange Act, and, accordingly, we file reports with and furnish other information to the SEC. As a “foreign private issuer” for SEC reporting requirements, we are exempt from the rules under Section 14 of the Exchange Act prescribing the furnishing and content of proxy statements, and our officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act, and we file an annual report and periodic reports of information reported in Canada and are not subject to Exchange Act reporting for U.S. domestic issuers. Under the Exchange Act, we are not required to publish financial statements as frequently or as promptly as U.S. companies. You may read and copy any document that we have filed with the SEC at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of the same documents from the public reference room of the SEC by paying a fee. You should call the SEC at 1-800-SEC-0330 or access its web site at www.sec.gov for further information about the public reference room. The SEC’s Electronic Data Gathering and Retrieval (“EDGAR”) system at www.sec.gov contains all public documents that we file electronically with the SEC. All Internet references in this Prospectus Supplement are inactive textual references and we do not incorporate website contents into this Prospectus Supplement.

We are also a reporting issuer in the Canadian provinces of British Columbia, Alberta and Ontario and are required to file through the System for Electronic Document Analysis and Retrieval (“SEDAR”), at www.sedar.com, periodic reports, including audited annual financial statements and unaudited quarterly financial statements, material change reports and management proxy circulars and related materials for annual and special meetings of our shareholders. In addition, substantially all of the disclosure materials that we file with the SEC are also available on SEDAR.
We have filed with the SEC under the United States Securities Act of 1933, as amended (the “Securities Act”), a registration statement on Form F-3 (File No. 333-196751), of which this Prospectus Supplement is a part. This Prospectus Supplement does not contain all of the information set forth in such registration statement, and you should refer to the registration statement and its exhibits to read that information. For further information about us and our Common Shares, you are encouraged to refer to the registration statement and to the exhibits filed with it. Statements contained in this Prospectus Supplement and the accompanying Base Prospectus as to the provisions of documents filed as exhibits are not necessarily complete, and in each instance reference is made to the copy so filed that is included as an exhibit to the registration statement, and each such statement in this Prospectus Supplement is qualified in all respects by such reference.
DOCUMENTS INCORPORATED BY REFERENCE
The following documents filed with or furnished to the SEC are specifically incorporated by reference into, and form a part of, this Prospectus Supplement:
•
our Annual Report on Form 20-F for the fiscal year ended December 31, 2013, which includes our audited consolidated statements of financial position as at December 31, 2013 and 2012, our consolidated statements of comprehensive loss for the years ended December 31, 2013, 2012 and 2011, our consolidated statements of changes in shareholders’ equity for the years ended December 31, 2013, 2012 and 2011, our consolidated statements of cash flows for the years ended December 31, 2013, 2012 and 2011, and notes thereto, together with reports of independent registered accountants, beginning on page F-1 of the Form 20-F, filed with the SEC on April 29, 2014;

•
our Annual Information Form, dated March 31, 2014, for the fiscal year ended December 31, 2013, included as Exhibit 99.1 to our Report on Form 6-K, furnished to the SEC on April 1, 2014;

•
our management discussion and analysis for the fiscal year ended December 31, 2013, included as Exhibit 99.3 to our Report on Form 6-K, furnished to the SEC on April 1, 2014;

•
our unaudited condensed interim consolidated financial statements for the three and nine months ended September 30, 2014 and 2013, included as Exhibit 99.1 to our Report on Form 6-K, furnished to the SEC on November 17, 2014;

•
our management discussion and analysis for the nine months ended September 30, 2014 and 2013, included as Exhibit 99.2 to our Report on Form 6-K, furnished to the SEC on November 17, 2014;

•
our unaudited condensed interim consolidated financial statements for the three and six months ended June 30, 2014 and 2013, included as Exhibit 99.1 to our Report on Form 6-K, furnished to the SEC on August 15, 2014;

•
our management discussion and analysis for the six months ended June 30, 2014 and 2013, included as Exhibit 99.2 to our Report on Form 6-K, furnished to the SEC on August 15, 2014;

•
our unaudited condensed interim consolidated financial statements for the three months ended March 31, 2014 and 2013, included as Exhibit 99.1 to our Report on Form 6-K, furnished to the SEC on May 16, 2014;

•
our management discussion and analysis for the three months ended March 31, 2014 and 2013, included as Exhibit 99.2 to our Report on Form 6-K, furnished to the SEC on May 16, 2014;

•
our Report on Form 6-K, which includes consents of certain experts named herein, furnished to the SEC on January 22, 2015;

•
the Underwriting Agreement, dated January 28, 2015, included as Exhibit 1.1(b) to our Report on Form 6-K, furnished to the SEC on January 28, 2015;

•
the opinion of Gregory T. Chu, A Law Corporation, dated January 28, 2015, included as Exhibit 5.1(b) to our Report on Form 6-K, furnished to the SEC on January 28, 2015;

•
our material change report, dated October 27, 2014, announcing the filing of the Pinion Report in support of the NI 43-101 compliant resource estimate for the Pinion Deposit, included as Exhibit 99.1 to our Report on Form 6-K, furnished to the SEC on October 28, 2014;

•
our material change report, dated September 10, 2014, announcing the maiden NI 43-101 compliant report estimate for the Pinion Deposit, included as Exhibit 99.1 to our Report on Form 6-K, furnished to the SEC on September 10, 2014;

•
our material change report, dated August 19, 2014, announcing our entering into an underwriting agreement with a syndicate of underwriters led by Macquarie Capital Markets Canada, Ltd. and including Loewen, Ondaatje, McCutcheon USA Limited, Tempest Capital Corp. and HC Wainwright & Co. LLC for a public offering of 9,850,000 Common Shares at a price of U.S.$0.64 per share for gross proceeds of U.S.$6,304,000, included as Exhibit 99.1 to our Report on Form 6-K, furnished to the SEC on August 25, 2014;

•
our material change report, dated June 5, 2014, announcing the proposed sale of our non-core early exploration stage assets to Tanqueray Exploration Ltd. (TSXV: TQY) in exchange for a combination of cash and shares, the resignation of David C. Mathewson as the Vice-President Exploration and a director, the appointment of Mac Jackson, Jr. as the new Vice-President Exploration, and the inclusion, of a going concern explanatory note in the independent registered public accountants’ audit report to our consolidated financial statements for the year ended December 31, 2013, included as Exhibit 99.1 to our Report on Form 6-K, furnished to the SEC on June 6, 2014;

•
our material change report, dated May 15, 2014, reporting assays from certain historic drill holes from the Pinion Deposit not previously assayed for gold obtained from Scorpio Gold Corporation (“Scorpio”), as part of our acquisition of the remaining interests in the Pinion Deposit, included as Exhibit 99.1 to our Report on Form 6-K, furnished to the SEC on May 16, 2014;

•
our material change report, dated March 5, 2014, announcing the closing of our marketed private placement offering of units for gross proceeds of approximately Cdn$11 million and the acquisition of the remaining interests in the Pinion Deposit from Scorpio, included as Exhibit 99.1 to our Report on Form 6-K, furnished to the SEC on March 6, 2014;

•
our material change report, dated March 3, 2014, clarifying and retracting certain technical disclosure relating to our Railroad-Pinion Project (as defined below) from information contained in our website, corporate presentations, public filings and investor materials, included as Exhibit 99.1 to our Report on Form 6-K, furnished to the SEC on March 3, 2014;

•
our material change report, dated February 6, 2014, announcing a Cdn$10 million marketed private placement of our units, included as Exhibit 99.1 to our Report on Form 6-K, furnished to the SEC on February 6, 2014;

•
our material change report, dated January 28, 2014, announcing our entry into a binding letter of intent to acquire the remaining interests in the Pinion Deposit situated contiguous to the south of our Railroad Project from Scorpio, included as Exhibit 99.1 to our Report on Form 6-K, furnished to the SEC on January 29, 2014;

•
our material change report, dated January 23, 2014, reporting metallurgical results from the Bald Mountain gold-copper oxide target and assay results from drill holes RRB 13-02 and RRB 13-03 within the Central Bullion area of the Railroad Project, included as Exhibit 99.1 to our Report on Form 6-K, furnished to the SEC on January 24, 2014;

•
our material change report, dated January 22, 2014, reporting assay results from drill hole RR13-14 on the North Bullion deposit on our Railroad Project and preliminary metal metallurgical result from such deposit, included as Exhibit 99.1 to our Report on Form 6-K, furnished to the SEC on January 23, 2014;

•
our Management Information Circular, dated July 29, 2014, in connection with our annual meeting of shareholders held on September 9, 2014, included as Exhibit 99.1 to our Report on Form 6-K furnished to the SEC on August 1, 2014;

•
Item 10.B of our registration statement on Form 20-F filed with the SEC on July 28, 2011;

•
our Form 8-A registration statement filed with the SEC on June 21, 2012;

•
the description of our Common Shares set forth in our registration statement on Form 20-F, filed with the SEC on July 28, 2011, including any further amendment to such registration statement or report filed for the purpose of updating such description;

•
our Warrant Indenture, dated March 4, 2014, with Computershare Trust Company of Canada, and form of Warrant, included as Exhibit 99.2 to our Report on Form 6-K furnished to the SEC on March 6, 2014; and

•
our Shareholders Right Plan Agreement, dated June 1, 2011, with Computershare Trust Company of Canada, included as Exhibit 2.1 to our registration statement on Form 20-F, filed with the SEC on July 28, 2011.

In addition, all documents that we file or furnish to the SEC pursuant to the Exchange Act after the date of this Prospectus Supplement and prior to the completion or termination of this Offering shall be deemed to incorporated by reference into this Prospectus Supplement (and in case of a Form 6-K, if and to the extent expressly provided in such report). Also, we may incorporate by reference future reports on Form 6-K that we furnish subsequent to the date of this Prospectus Supplement by stating in those Form s 6-K that they are being incorporated by reference into this Prospectus Supplement.
Any statement contained in a document incorporated by reference into this Prospectus Supplement shall be deemed to be modified or superseded for purposes of this Prospectus Supplement to the extent that a statement contained in this Prospectus Supplement, the accompanying Base Prospectus, each free writing prospectus, if any, or in one of those other documents or in any other later filed document that is also incorporated by reference herein modifies or supersedes that statement. The modifying or superseding statement need not state that it modifies or supersedes. The making of a modifying or superseding statement shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus Supplement. Any such statement so modified or superseded shall not be deemed in its unmodified or unsuperseded form to constitute a part of this Prospectus Supplement.
Any person receiving a copy of this Prospectus Supplement, including any beneficial owner, may obtain without charge, upon written or oral request, a copy of any of the documents incorporated by reference herein, except for the exhibits to those documents unless the exhibits are specifically incorporated by reference into those documents. Requests should be directed to our principal executive office, Suite 610 — 815 West Hastings Street, Vancouver, B.C., Canada V6C 1B4, Attention: Richard S. Silas, Secretary, (604) 669-5702. The information on our website is not incorporated into and does not form a part of this Prospectus Supplement.

THE OFFERING
The following is a brief summary of certain basic information about the Offering and is not intended to be complete. It does not contain all of the information that may be important to a purchaser of the Offered Shares. Investors should carefully read this entire Prospectus Supplement, the accompanying Base Prospectus, each free writing prospectus, if any, related to the Offering and the documents incorporated by reference herein and therein before making an investment decision. Unless otherwise indicated, the information in this Prospectus Supplement assumes that the Underwriters will not exercise their Over-Allotment Option to purchase additional Common Shares.
Offering:
17,000,000 Offered Shares
Amount:
U.S.$7,990,000
Price to the public:
U.S.$0.47 per Offered Share
Over-Allotment Option:
We have granted to the Underwriters an Over-Allotment Option, exercisable in whole or in part at any time within 30 days from the date of this Prospectus Supplement, to purchase at the Offering Price up to 2,550,000 additional Common Shares (15% of the Offered Shares issued under the Offering) to cover over-allotments, if any, and for market stabilization purposes.
Common shares outstanding before this Offering(1):
123,739,878 Common Shares
Common Shares outstanding after this Offering(2):
140,739,878 Common Shares
Underwriters’ fee:
We have agreed to pay the Underwriters a fee equal to U.S.$0.0282 for each Offered Share sold pursuant to the Offering. See “Underwriting.”
Use of proceeds:
The net proceeds from the sale of the Offered Shares are estimated to be U.S.$7,245,600 (U.S.$8,372,190 if the Over-Allotment Option is exercised in full), after deducting the underwriting fee and offering expenses. The principal portion of the proceeds will be used to pay the Cdn$2,500,000 Scorpio Note (as hereafter defined), fund additional drilling and exploration at our Pinion Project as recommended in the Pinion Report, conduct further exploration on the Railroad Project, rectify our current working capital deficiency and for general corporate and working capital purposes. See “Use of Proceeds.”
Risk factors:
Investing in our Common Shares involves significant risks that are described in the “Risk Factors” section herein, in the accompanying Base Prospectus and in our Annual Report on Form 20-F for the fiscal year ended December 31, 2013, and in Forms 6-K we may hereafter file or furnish with the SEC.
Listing symbol:
The Common Shares are listed on the NYSE MKT and the TSXV under the symbol “GSV.”
Tax considerations:
Purchasing, holding and disposing of the Offered Shares has tax consequences to United States investors that are summarized in “Certain Material Federal Income Tax Consequences” herein. Because of the application of differing United States, Canadian and other countries tax consequences to each investor’s personal situation, investors are urged to review their individual tax situation with their own tax advisers.

(1)
Based upon Common Shares outstanding on January 27, 2015. This amount does not include (i) 9,359,000 Common Shares reserved for issuance pursuant to outstanding stock options, which are exercisable at a weighted average price of Cdn$0.88 per Common Share and expiring between July 2015 and September 2019 or (ii) 7,594,248 Common Shares reserved pursuant to outstanding warrants, which are exercisable at a price of Cdn$1.00 through March 2016, subject to acceleration.

(2)
If the Over-Allotment Option is exercised in full, 143,289,878 Common Shares will be outstanding after this Offering.

RISK FACTORS
An investment in our Common Shares is highly speculative and subject to a number of known and unknown risks. Only those persons who are experienced in high risk investments and can bear the risk of the entire loss of their investment should purchase our Common Shares. Before making an investment decision, you should carefully consider the risk factors below as well as the risk factors incorporated by reference to our Annual Report on Form 20-F for the fiscal year ended December 31, 2013, and the other information contained in this Prospectus Supplement, the accompanying Base Prospectus, and as updated by our subsequent filings under the Exchange Act. Each of the referenced risks and uncertainties mentioned below and incorporated by reference herein could adversely affect our business, operating results, and financial condition, as well as adversely affect the value of our Common Shares. The risks mentioned below are not intended to represent a complete list of the risks that could affect us. Additional risks and uncertainties not known to us or that we believe are immaterial may also adversely affect our business, operating results and financial condition and the value of an investment in our Common Shares, which could cause investors to lose part or all of their investment.
We have a limited operating history.
We have a limited history of operations and all of our properties are in the exploration stage. In May 2014, we entered into a letter of intent to sell our entire portfolio of non-core early stage exploration assets to concentrate our efforts on the Railroad-Pinion Project on Nevada’s Carlin Trend. In the event that sale transaction does not close, we may incur additional losses and expenses in order to maintain our interests in those assets. We have not generated any operating revenues. As such, we are subject to many risks common to such enterprises, including under-capitalization, cash shortages, limitations with respect to personnel and lack of revenues.
We have a history of losses and negative operating cash flow and expect to incur losses for the foreseeable future.
We have not been profitable since our inception, have had a negative cash flow from operational activities and do not expect to generate revenues in the foreseeable future. For the fiscal year ended December 31, 2013 and for the nine months ended September 30, 2014, we had net losses of Cdn$4,357,959 and Cdn$6,643,800 (including a write down of Cdn$1,401,452 in exploration and evaluation costs), respectively. At September 30, 2014, we had an accumulated deficit of Cdn$23,776,664. To become profitable, we must first establish commercial quantities of mineral reserves on our properties, and then either develop such properties or locate and enter into agreement with third party operators to bring such properties into production. Mineral exploration and development involves a high degree of risk that even a combination of careful evaluation, experience and knowledge cannot eliminate, and few properties that are explored are ultimately developed into producing mines. In the event we undertake development activity on any of our properties, there is no certainty that we will produce revenues, operate profitably or provide a return on investment in the future. It could be years before we receive any revenues from the production of gold or other precious metals, if ever.
We may not be able to continue as a going concern.
We have limited financial resources and no operating revenues. To maintain our existing interest in the Railroad-Pinion Project and other projects, we have contractually agreed to make certain expenditures and debt servicing on the properties. The report of the independent registered public accountants to our consolidated financial statements for the fiscal year ended December 31, 2013 contained a note that indicated the existence of material uncertainties that raised substantial doubt about our ability to continue as a going concern, and we anticipate the report for the fiscal year ended December 31, 2014 will contain a similar note about our ability to continue as a going concern.
Furthermore, management believes that the net proceeds of the Offering allocated towards general corporate and working capital purposes, as described herein under “Use of Proceeds”, should be sufficient for us to maintain operations during the first quarter of 2015, after which time we will require additional capital to continue operations and maintain and explore our properties.

Investment in our securities is highly speculative and may result in a loss of an investor’s entire investment.
An investment in the Offered Shares is highly speculative and may result in the loss of an investor’s entire investment. Only potential investors who are experienced in high risk investments and who can afford to lose their entire investment should consider an investment in the Offered Shares.
Investors will experience immediate and substantial dilution.
The public offering price for the Offered Shares is substantially in excess of the net tangible book value per Common Share and, accordingly, investors will suffer immediate and substantial dilution in the net tangible book value of the Offered Shares purchased in the Offering. See “Dilution.”
Management will have discretion over the use of proceeds from the sale of the Offered Shares.
We currently intend to allocate the net proceeds received from the Offering as described under “Use of Proceeds.” However, management will have discretion in the actual application of the net proceeds, and may elect to allocate net proceeds differently than as described under “Use of Proceeds” if management believes it would be in our best interests to do so. Although our proposed allocations are based on the current expectation of management, there may be circumstances where, for business reasons, a re-allocation of funds may be necessary, as may be determined at management’s discretion. Our shareholders may not agree with the manner in which management chooses to allocate and spend such proceeds and the failure by management to apply these funds effectively could have a material adverse effect on our business.
If we raise additional funding through this and future equity financings, our current shareholders will suffer dilution and the price of our Common Shares may decrease.
We will require additional funds in respect of the further exploration and, if warranted, development of the Railroad-Pinion Project and other properties. While there are no assurances we will be able to raise additional financing on reasonably commercial terms or at all, if we are able to raise funds by issuing additional equity securities, especially at prices lower than the price of the Offered Shares offered under this Prospectus Supplement, such financings will dilute the equity interests of our current shareholders, including purchasers who acquire Offered Shares pursuant to this Prospectus Supplement, and may decrease the price of our shares and/or result in a change of control.
The trading price for our Common Shares is volatile.
Our Common Shares are listed on the NYSE MKT in the United States and the TSXV in Canada. During the past year, trading in the Common Shares has, at times, been limited, sporadic and subject to large fluctuations in market price. There can be no assurance that an active, stable market will develop or be sustained in the future. Since January 1, 2014, the trading price of the Common Shares on the TSXV has ranged from a low of Cdn$0.47 to a high of Cdn$0.92 per share, and on the NYSE MKT from a low of U.S.$0.40 to a high of U.S.$0.83. If an active, stable public market for the Common Shares does not develop in the future, or if developed, is not sustained, the liquidity of the Common Shares may be limited. The liquidity of the trading market in the Common Shares, and the market price for the Common Shares, may be adversely affected by, among other things:
•
the price of gold and other metals;

•
our operating performance and the performance of competitors and other similar companies;

•
the public’s reaction to our press releases, other public announcements and our filings with the various securities regulatory authorities;

•
the results of our exploration programs and/or resource estimates (initial or otherwise) for the Railroad-Pinion Project;

•
our ability to obtain adequate financing for further exploration and development;

•
changes in general economic conditions;

•
the number of Common Shares to be publicly traded after a public offering or private placement of our securities;

•
the arrival or departure of key personnel;

•
acquisitions, strategic alliances or joint ventures involving us or our competitors;

•
changes or perceived changes in our creditworthiness;

•
performance and prospects for companies in the industry generally;

•
the number of holders of the Common Shares;

•
the interest of securities dealers in making a market for the Common Shares;

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changes is global business or macroeconomic conditions; and

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the factors listed under the heading “Forward-Looking Statements.”

The market price of our Common Shares is also affected by many variables not directly related to our success and therefore not within our control, including other developments that affect the market for all resource sector shares, the breadth of the public market for the Common Shares, and the attractiveness of alternative investments. In addition, the stock market in general, and the market for mining company stocks in particular, has historically experienced significant price and volume fluctuations, and in the mining sector such stocks have suffered significant declines. Volatility in the market price for a particular issuer’s securities has often been unrelated to the operating performance of that issuer. As a result of any of these factors, the market price of the Common Shares at any given point in time may not accurately reflect our long-term value.
The market price of gold and other metals is volatile.
The market price of gold and other metals has experienced volatile and significant price movements over short periods of time, and is affected by numerous factors beyond the our control, including:
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international economic and political trends;

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expectations of inflation;

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currency exchange fluctuations (specifically, the U.S. dollar relative to other currencies);

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interest rates;

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global or regional consumption patterns;

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speculative activities;

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purchases and sales of gold by central banks;

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availability and costs of substitutes; and

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increased production due to improved mining and production methods.

The effect of these factors on metal prices cannot be predicted. A decrease in the price of gold or other relevant metal prices at any time during exploration, development or production, if any, of our properties may prevent our properties from being economically mined or may result in the write-off of assets whose value is impaired as a result of lower metal prices. A sustained period of declining gold and other applicable metal prices would adversely affect our financial performance, financial position and results of operations.
Sales of a substantial number of our Common Shares could adversely affect the market price of our Common Shares.
Sales of a substantial number of our Common Shares or other equity-related securities in the public markets by us or our significant shareholders could depress the market price of the Common Shares and impair our ability to raise capital through the sale of additional equity securities. We cannot predict the effect that future sales of Common Shares or other equity-related securities would have on the market price of our Common Shares. The price of the Common Shares could be affected by possible sales of Common Shares by hedging or arbitrage trading activity which we expect to occur involving our Common Shares.

We are offering 17,000,000 Offered Shares (and 2,550,000 Over-Allotment Shares if the Over-Allotment Option is exercised in full) pursuant to this Offering. Sales of such Offered Shares by purchasers under this Offering will create additional selling pressure in the market which may decrease the market price of the Common Shares. Furthermore, the risk of dilution from issuances of Offered Shares may cause existing shareholders to sell their Common Shares, which could further contribute to any decline in the Common Share price.
Our success is largely dependent upon management and key employees.
Our success will be largely dependent upon the experience, judgment, discretion, integrity, good faith and performance of our management and key employees. Michael N. Waldkirch, our Chief Financial Officer, and Richard S. Silas, Corporate Secretary and a director, are directors and/or officers of Spirit Bear Capital Corp., a capital pool company that was suspended from trading by the TSXV on May 15, 2014 for failure to complete a qualifying transaction within 24 months of its listing.
Our inability to repay the Scorpio Note could result in forfeiture of our entire interest in the Pinion gold deposit and other claims purchased from Scorpio securing that Note, and otherwise adversely affect the continuation of the drilling program.
As of December 31, 2014, we had cash on hand of Cdn$494,877 (unaudited) and a working capital deficiency of Cdn$3,804,739 (unaudited), after taking into account the Cdn$2,500,000 promissory note to Scorpio Gold Corporation (the “Scorpio Note”) bearing interest at the rate of 3% per annum, secured by the Pinion gold deposit and other claims purchased from Scorpio and due on March 4, 2015 (see “Use of Proceeds”). Our inability to repay the Scorpio Note could result in forfeiture of our entire interest in the Pinion gold deposit and other claims purchased from Scorpio securing that Note, and otherwise adversely affect the continuation of the drilling program. While such cash position and the net proceeds from this Offering should enable us to carry out a small portion of the recommended drilling program on the Railroad-Pinion Project, we will require additional capital to fund the full cost of the program. Nevertheless, there can be no assurance that we will be able to raise additional capital on terms acceptable to us or at all.
The contemplated sale of certain non-core exploration assets is subject to certain uncertanties they may result in further loss to the Company.
We had entered into a binding letter of intent, dated May 29, 2014, as amended (the “Tanqueray LOI”) to sell our non-core early exploration assets in north-central Nevada to Tanqueray Exploration Ltd. (“Tanqueray”) in exchange for Cdn$150,000 cash and 20,000,000 post-consolidated common shares in the capital stock of Tanqueray (or approximately 66.11% of the post-closing issued and outstanding shares) as more particularly described in the accompanying Base Prospectus. Closing of the Tanqueray LOI is anticipated to take place on or about February 28, 2015 and is subject to a number of conditions including, but not limited to, a consolidation of Tanqueray’s issued shares on a three-to-one basis, Tanqueray raising a minimum of Cdn$1,500,000 prior to or concurrently with the closing in order to, among other things, reimburse us for approximately U.S.$434,308 in respect of certain fees, taxes, and lease and/or advance royalty payments made by us to maintain such properties in good standing after the date of the Tanqueray LOI and the acceptance of the TSXV. Due to poor market conditions, closing of the Tanqueray LOI (which was originally contemplated for August 15, 2014) has been delayed. As a result, we agreed to reimburse Tanqueray for its out-of-pocket costs incurred in obtaining shareholder approval for the Tanqueray LOI totaling approximately Cdn$29,000 (paid) and certain additional general and administrative expenses incurred by Tanqueray prior to February 28, 2015 up to an additional Cdn$11,432. There is no assurance that Tanqueray will be successful in raising the minimum funds required under the concurrent financing or that all other conditions to closing will be satisfied or waived. In the event the Tanqueray LOI is not completed, we will be required to incur additional expenses to maintain such non-core assets in good standing and may suffer additional losses as a result thereof.

We may lose our foreign private issuer status in the future and be required to report as a domestic issuer, which could result in significant additional costs to us.
We are a foreign private issuer under applicable U.S. federal securities laws and, therefore, are not required to comply with all the periodic disclosure and current reporting requirements of the Exchange Act. As a result, we do not file the same reports that a U.S. domestic issuer files with the SEC, although we are required to file with or furnish to the SEC the continuous disclosure documents that we are required to file in Canada under Canadian securities laws. Further, our officers, directors and principal shareholders are exempt from the reporting and “short swing” profit recovery rules under Section 16 of the Exchange Act. In addition, as a foreign private issuer, we are exempt from the proxy rules under the Exchange Act and can prepare our financial statements using International Financial Reporting Standards. If we became subject to SEC reporting as a domestic issuer, we would be subject to the SEC proxy rules and more burdensome SEC periodic reporting requirements applicable to domestic issuers, including preparing financial statements using U.S. generally accepted accounting principles, as well as continuing to report under Canadian requirements. Further, raising capital would become more burdensome and costly due to the need for us to file registration statements related to such capital raising activities.
As a foreign private issuer whose shares are listed on the NYSE MKT, we may follow certain home country corporate governance practices instead of certain NYSE MKT requirements.
As a foreign private issuer whose shares are listed on the NYSE MKT, we are permitted to follow certain home country corporate governance practices instead of certain requirements of the NYSE MKT rules. Among other things, as a foreign private issuer we may also follow home country practice with regard to, the composition of the board of directors, director nomination procedure, compensation of officers and quorum at shareholders’ meetings. In addition, we may follow our home country law, instead of the NYSE MKT rules, which require that we obtain shareholder approval for certain dilutive events, such as for the establishment or amendment of certain equity based compensation plans, an issuance that will result in a change of control of the company, certain transactions other than a public offering involving issuances of a 20% or more interest in the company and certain acquisitions of the stock or assets of another company. Accordingly, our shareholders may not be afforded the same protection as provided under NYSE MKT’s corporate governance rules. A foreign private issuer that elects to follow a home country practice instead of such requirements must submit to NYSE MKT in advance a written statement from an independent counsel in such issuer’s home country certifying that the issuer’s practices are not prohibited by the home country’s laws. In addition, a foreign private issuer must disclose in its annual reports filed with the SEC each such requirement that it does not follow and describe the home country practice followed by the issuer instead of any such requirement.
Our Common Shares are subject to maintaining NYSE MKT requirements which could affect the continued listing.
Failure to meet the applicable maintenance requirements of the NYSE MKT could result in our Common Shares being delisted from the NYSE MKT. For continued listing, the NYSE MKT requires, among other things, an issuer which has continuing losses from operations to maintain certain levels of shareholders equity, subject to other tests involving market capitalization, assets and shareholdings. We are seeking additional equity capital to fulfill the NYSE MKT requirements. The NYSE MKT may allow an issuer up to 18 months to regain compliance with its maintenance requirements.
In the event we are delisted from the NYSE MKT, our Common Shares may be eligible for trading on the over-the-counter market in the United States. However, the over-the-counter market will likely have less liquidity and more price volatility than the NYSE MKT, possibly resulting in lower prices that could impair future financings.
We are likely a passive foreign investment company, which would subject our U.S. holders to adverse U.S. tax rules.
For U.S. federal income tax purposes, we would be classified as a passive foreign investment company, or PFIC, for any taxable year in which either (i) 75% or more of our gross income is passive income or (ii) at least 50% of the average quarterly value of our assets for the taxable year produce or are held for the production of passive income. We believe that we were a PFIC for the taxable year ended December 31, 2014 and expect to be a PFIC for the taxable year ending December 31, 2015. As a result, a U.S. Holder (as such term is defined in the section “Certain Material Federal Income Tax Consequences”) will generally be subject to an interest charge and tax at the highest ordinary rate on some of the proceeds of sale or other disposition of the U.S. Holder’s Common Shares or upon the receipt of  “excess distributions,” unless the U.S. Holder elects to be taxed annually on our income or any increase in the price of the Common Shares. The PFIC rules are complex. U.S. Holders should consult with their tax advisors as to the application of these rules to them. For more information, see “Certain Material Federal Income Tax Consequences.”
FORWARD-LOOKING STATEMENTS
This Prospectus Supplement, the accompanying Base Prospectus, any free writing prospectus related to the Offering and the documents incorporated by reference herein or therein contain “forward-looking statements,” as defined in Section 27A of the Securities Act, and Section 21E of the Exchange Act, that are based on our current expectations, assumptions, estimates, beliefs and projections about us. These forward-looking statements are subject to various known and unknown risks and uncertainties. Generally, the forward-looking statements can be identified by the use of terminology followed by or that include words such as “seeks”, “plans”, “expects”, “is expected”, “budget”, “estimates”, “intends”, “anticipates”, or “believes”, or variations of such words and phrases or statements that certain actions, events or results “may”, “could”, “should”, “would”, “might” or “will”, “occur” or “be achieved”, or the negative forms of any of these words and other similar expressions. Forward-looking statements may relate to future financial conditions, results of operations, plans, objectives, performance or business developments.
Our ability to predict the results of our operations or the effects of various events on our operating results is inherently uncertain. Therefore, we caution you to consider carefully the matters described under the caption “Risk Factors” and certain other matters discussed in this Prospectus Supplement, the documents incorporated by reference herein and in the accompanying Base Prospectus, and other publicly available sources. Such factors and many other factors beyond the control of our management could cause our actual results, performance or achievements to be materially different from any future results, performance or achievements that may be expressed or implied by the forward-looking statements, including without limitation:
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our limited operating history;

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our history of losses and expectation of future losses;

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uncertainty as to our ability to continue as a going concern;

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the existence of mineral resources on our mineral properties;

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our ability to obtain adequate financing for exploration and development;

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our ability to attract and retain qualified personnel;

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foreign currency fluctuations;

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uncertainty as to our ability to maintain effective internal controls;

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the involvement by some of our directors and officers with other natural resource companies;

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the uncertain nature of estimating mineral resources and reserves;

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uncertainty surrounding our ability to successfully develop our mineral properties;

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exploration, development and mining risks, including risks related to infrastructure, accidents and equipment breakdowns;

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title defects to our mineral properties;

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our ability to obtain all necessary permits and other approvals;

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risks related to equipment shortages, access restrictions and inadequate infrastructure;

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increased costs and restrictions on operations due to compliance with environmental legislation and potential lawsuits;

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fluctuations in the market price of gold and other metals;

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intense competition in the mining industry; and

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our ability to comply with applicable regulatory requirements.

If one or more of these risks or uncertainties materializes, or if our underlying assumptions prove incorrect, our actual results may vary materially from those anticipated, believed, expected, estimated or projected. Forward-looking statements are not a prediction of future events or circumstances, and those future events or circumstances may not occur. Given these uncertainties, you are cautioned not to place undue reliance on such forward-looking statements. Forward-looking statements are based upon our beliefs, opinions and expectations at the time they are made and speak only as of the date they are made, and we do not assume any obligation to update our forward-looking statements if those beliefs, opinions, expectations or other circumstances should change, except as required by applicable law.
We qualify all the forward-looking statements contained in this Prospectus Supplement, the accompanying Base Prospectus, any free writing prospectus related to the Offering and the documents incorporated by reference herein or therein by the foregoing cautionary statements. For the reasons set forth above, persons should not place undue reliance on forward-looking statements.

CAUTIONARY NOTE FOR U.S. INVESTORS REGARDING RESERVE AND RESOURCE ESTIMATES
The disclosures in this Prospectus Supplement, the accompanying Base Prospectus, any free writing prospectus related to the Offering and the documents incorporated by reference herein or therein regarding mineral reserve and resource estimates have been prepared in accordance with the requirements of Canadian securities laws, which differ from the requirements of United States securities laws. Disclosure, including scientific or technical information, has been made in accordance with Canadian National Instrument 43-101 Standards of Disclosure for Mineral Projects (“NI 43-101”). NI 43-101 is a rule developed by the Canadian Securities Administrators that establishes standards for all public disclosure an issuer makes of scientific and technical information concerning mineral projects. Canadian standards under NI 43-101 differ significantly from the standards in the SEC Industry Guide 7 under Regulation S-K of the Securities Act.
In particular, and without limiting the generality of the foregoing, the term “resource” does not equate to the term “reserve”. Under United States standards, mineralization may not be classified as a “reserve” unless the determination has been made that the mineralization could be economically and legally produced or extracted at the time the reserve determination is made. Among other things, all necessary permits would be required to be in hand or imminently issued in order to classify mineralized material as reserves under SEC standards. In addition, the terms “mineral resource”, “measured mineral resource”, “indicated mineral resource” and “inferred mineral resource” are defined in and required to be disclosed by NI 43-101; however, these terms are not defined under SEC Industry Guide 7, and these terms or other descriptions of the amount of mineralization in mineral deposits that do not constitute “reserves” by United States standards are normally not permitted to be used in reports and registration statements filed with the SEC. United States investors should also understand that “measured mineral resources”, “indicated mineral resources” and “inferred mineral resources” have a great amount of uncertainty as to their existence and as to their economic and legal feasibility. Investors are cautioned not to assume that any part, or all, of the mineral deposits in these categories will ever be converted into mineral reserves. In accordance with Canadian rules, estimates of  “inferred mineral resources” cannot form the basis of feasibility or other economic studies. Investors are cautioned not to assume that all or any part of an “inferred mineral resource” exists or is economically or legally mineable, or that all or any part of an “inferred mineral resource” will ever be upgraded to a higher category. In addition, the definitions of  “proven” and “probable mineral reserves” used in NI 43-101 differ from the definitions in the SEC Industry Guide 7. Disclosure of “contained ounces” is permitted disclosure under Canadian regulations; however, the SEC normally only permits issuers to report mineralization that does not constitute reserves as in place tonnage and grade without reference to unit measures.
Accordingly, information contained in this Prospectus Supplement, the accompanying Base Prospectus, any free writing prospectus related to the Offering and any documents incorporated by reference herein or therein containing descriptions of our mineral properties may not be comparable to similar information made public by U.S. companies subject to the reporting and disclosure requirements under the United States federal securities laws and the rules and regulations thereunder.

THE COMPANY
Overview
We are a Canadian-based mineral exploration company engaged, through our subsidiaries Gold Standard Ventures (US) Inc. and JKR Gold Resources (USA) Inc., both Nevada corporations, in the identification, acquisition, evaluation and exploration of gold-bearing mineral resource properties in Nevada, U.S. We are in the exploration stage as none of our properties is currently in production.
Our flagship property is the Railroad-Pinion project (the “Railroad-Pinion Project”) located at the southeast end of the Carlin (Gold) Trend, a northwest alignment of sedimentary rock-hosted gold deposits in northeastern Nevada where more than 40 separate gold deposits have been delineated with production exceeding 80 million ounces of gold. The Railroad-Pinion Project is centered on the fourth and southernmost dome-shaped window along the Carlin Trend in the Piñon Range which is cored by igneous intrusions that uplift and expose Paleozoic rocks that are favorable for hosting Carlin-style gold deposits elsewhere in the district.
The Railroad-Pinion Project comprises two significant gold target areas. Historic work and exploration that we have conducted since 2010 has identified several significant zones of gold and base metal mineralization within the Railroad portion of the Railroad-Pinion Project (the “Railroad Project”). In early 2014, we increased our ownership of the Pinion project (the “Pinion Project” or “Pinion”), which adjoins the southern boundary of the Railroad Project and is host to the Pinion gold deposit (the “Pinion Deposit”) as well as the Dark Star gold prospect (the “Dark Star”) and other exploration prospects. The combined Railroad-Pinion Project was the subject of a NI 43-101 compliant technical report dated March 31, 2014 and titled “Technical Report on the Railroad and Pinion Projects Elko County, Nevada USA” (the “Railroad-Pinion Report”) co-authored by Steven R. Koehler, B.Sc, QP, CPG #10216, the Company’s Manager of Projects, and Michael B. Dufresne, M.Sc., P. Geol. and Andrew Turner, B.Sc., P. Geol, of APEX Geoscience Ltd. (“APEX”), of Edmonton, Alberta in which detailed recommendations were outlined for both the Railroad and Pinion Project areas.
Recent work completed by us at the Railroad-Pinion Project between March and September, 2014 was focused on the Pinion Deposit and is the subject of a NI 43-101 compliant technical report dated October 24, 2014 and titled “Technical Report Maiden Resource Estimate Pinion Project Elko County, Nevada USA” (the “Pinion Report”) authored by Michael B. Dufresne, M.Sc., P. Geol., Steven J. Nicholls, BA.Sc., MAIG, and Andrew J. Turner, B.Sc., P. Geol, of APEX. The following scientific and technical disclosure regarding the Pinion Project has been extracted or derived from information contained in the Pinion Report, except where otherwise noted. A copy of the Pinion Report is available for review under our profile on SEDAR.
The Pinion Project
Property Description and Location
The Pinion Project adjoins the southern boundary of the Railroad Project and is comprised of a total of 2,945 acres (1,191 hectares) of subsurface mineral rights in the form of unpatented mineral lodes (claims) and 5,416 gross acres (2,191 hectares) of subsurface mineral rights secured or controlled by a contractual interest in private surface and mineral property in the form of surface use agreement, options to purchase and mining leases. We hold an interest in the subsurface mineral rights for the private lands that ranges from 49.2% to 100% and the total net interest in the subsurface mineral rights for the private lands totals 3,881 acres (1,570 hectares). We are pursuing the minority interest for a number of parcels where we hold less than a 100% interest.
Patented claims, private surface and private mineral property are wholly owned and/or controlled and subject to lease agreement payments and property taxes (due annually) as determined by Elko County, Nevada. The estimated holding cost for the patented claims and private lands we control for the Pinion Project area is U.S.$334,893 per annum. Estimated maintenance costs for the unpatented lode claims within the Pinion Project is U.S.$41,415 per annum for a total estimated annual holding cost for the Pinion Project of U.S.$376,398. Portions of the patented, unpatented and private lands are encumbered with royalties predominantly in the form of standard net (or gross) smelter return agreements or net profit interest agreements ranging from 2% to 5% and we hold our subsurface mineral interests subject to certain production royalties ranging from 1% to 5%, with various buy down provisions.
See “Subsequent Events” below for details of additional mineral interests added to the Pinion Project subsequent to the date of the Pinion Report.
We hold a plan of operations for the Pinion Project allowing for up to 17.16 acres of disturbance located in portions of sections 22 and 27, Township 30N, Range 53E and providing access to multiple key exploration targets within the Pinion Project.
Historic Exploration
To date, historic exploration conducted in the Pinion Project area has identified two areas of gold mineralization at the Pinion Deposit and Dark Star. The Pinion Deposit comprises two discreet zones of mineralization (Main Zone and North Zone) with the majority of the historic drilling having been completed at the Main Zone, which includes the jasperoid breccia outcrops located near the southern boundary of section 22 (T30N, R53E). Historic drilling has intersected and extended the Main Zone gold mineralization well into section 27 to the southeast. Approximately 1000 ft (~300 m) north east of the jasperoid outcrops of the Main Zone is the core area of the North Zone.
Anomalous gold mineralization has been intersected in drill holes along the Main Zone over a strike length of more than 4,800 ft (1.46 km) long (along a southeasterly trend), ranges from 1,000 ft to 2,600 ft (320 to 790 m) wide (horizontally across strike) and ranges between 50 ft and 330 ft (~15 to 100 m) in vertical thickness and has been intersected to a depth of about 1,050 ft (320 m) below surface. The gold mineralization roughly follows the hinge of a weak and very open anticline that is coincident with a horst. Historic drilling has intersected a number of high grade and thick mineralized zones well southeast of the main near surface hinge/horst zone at greater depths within the hinge or axis of the main coincident antiform and horst, and to the south along the southwest limb of the folded contact zone between the Devils Gate Formation limestone and the overlying Mississippian siliciclastics.
The North Zone is approximately 1,450 ft (440 m) long (along a roughly north-northwest to southeast trend), ranges from about 430 1,050 ft (130 to 320 m) wide (horizontally across strike) and ranges in vertical thickness from 30 ft to 330 ft (~10 to 100 m).
Anomalous gold mineralization at Dark Star has been intersected over an area of about 2,000 ft (610 m) long (along a north-south trend), up to 1,610 ft (490 m) wide (horizontally across strike) and up to a depth of 690 ft (210 m) below surface. Little is known about the Dark Star mineralization other than it is hosted in silicified siliciclastics and limestone of Pennsylvanian aged Moleen and Tomera formations.
Pinion Geology
Pinion is a Carlin-type gold-silver deposit at the south margin of the Railroad Project. Gold and silver are concentrated within a multi-lithic breccia developed along the unconformable contact between underlying Devonian Devil’s Gate stratigraphic formation (“Devil’s Gate”) calcarenite limestone (>200 meters thick) and overlying Mississippian Tripon Pass stratigraphic formation (“Tripon Pass”) silty micrite (up to 50 meters thick). Above the Tripon Pass are Mississippian Webb stratigraphic formation (“Webb”) silty mudstone (40 meters thick) and Mississippian Chainman stratigraphic formation (“Chainman”) chert-clast sandstone to conglomerate (>300 meters thick). Mississippian Tonka stratigraphic formation (“Tonka”) conglomerate is in fault contact with Chainman northeast of Pinion. Tonka clasts are of all above-mentioned lithologies. Feldspar-quartz porphyry sills are common at southeast Pinion and less so in other parts of the deposit.
The Pinion Deposit occurs within a northwest-trending horst. Faults on the northeast horst margin are linking structures to the more northerly striking, range-bounding structures of the Bullion fault corridor, an apparently reactivated older structural trend. The fault on the southwest horst margin continues northwest across the south margin of the range. The west-northwest-striking Main Zone fault cuts the center of the horst, dips moderately northeast, has 30 to 60 meters of apparent-normal offset, and has gold concentrated within its footwall. North-northeast striking faults cross the horst, one with near-vertical east dip at northwest Pinion and one with moderate west dip at southeast Pinion. The host section is 70 meters shallower east of the fault at southeast Pinion. An east-southeast verging, asymmetric anticline occurs at central Pinion. It is apparently left laterally displaced across the Main Zone and south horst faults. A nearly flat-lying thrust at southeast Pinion separates an overlying normal Devil’s Gate to Chainman section from an underlying Chainman section. Feldspar-quartz porphyry sills occupy this structure. At east Pinion, a second, more local, moderately southeast-dipping thrust repeats the Tripon Pass through Chainman section. Throughout the Pinion Deposit, gold and silver concentrations trend along structures of north-northeast and west-northwest strike.
Mineralization
Historic exploration, including extensive drilling, conducted at the Pinion Deposit area has demonstrated the presence of Carlin-style gold mineralization. Mineralization at the Pinion Project occurs mainly as finely disseminated gold in dissolution, collapse breccia developed along the contact between the Tripon Pass silty micrite and Devil’s Gate calcarenite. The breccia is cemented with quartz, barite and calcite. Gold deposition is thought to have occurred during the Eocene at the same time as formation of the dissolution collapse breccia. Mineralization also included silica flooding, quartz veining and deposition of minor fine-grained pyrite, stibnite and barite. The mineralized horizon is oxidized to depths of 1,050 ft (320 m), or more. Barite-rich breccias can also be observed associated with jasperoid bodies at surface. Significant control on the distribution of gold appears to have been exerted by folding/horst development in that the highest grades and thickest mineralization occurs in the apical hinge portion of the coincident Pinion anticline and main horst block. Breccias and gold zones thicken noticeably towards high angle faults, which likely acted as conduits for the gold-bearing hydrothermal fluids. The Main Zone trends approximately N65ºW to N75ºW, reaches up to 4,800 ft (1.46 km) along strike and varies from 1,000 ft to 2,600 ft (320 to 790 m) in horizontal width across strike.
Initial 2014 Exploration Program
Between March and September 2014, we carried out an initial work program on the Pinion Project that included, among other things, the compilation and validation of geological, analytical and non-analytical (i.e. collar and survey) data for the 379 historical drill holes in the Pinion Project drilling database, the re-logging of 215 historical drill holes from archived reverse circulation (“RC”) chips and core, the collection of 394 samples of previously unsampled core from 11 historic drill holes, the completion of nine new RC holes (5,630 ft/1,716 m) and four new core holes (1,584 ft/483 m) from which 1,515 new samples were collected, the collection of 171 new specific gravity (“SG”) measurements from various lithologic units using the water displacement technique, including a comparison of wax coated and non-wax coated sample measurements, and the construction of a new geological model for the Pinion Deposit based upon all available historical and recent (2014) information.
The main gold host, a multi-lithic, dissolution collapse breccia, was intersected in all 2014 drill holes and gold mineralization is continuous and widespread within this highly permeable, silicified and oxidized breccia favorably sandwiched between relatively impermeable silty micrite of the overlying Tripon Pass and thick, bedded calcarenite of the underlying Devil’s Gate. The initial 2014 drilling also confirmed that the collapse breccia hosted oxide gold zone at Pinion remains open in several directions and select intercepts demonstrate that breccia development and mineralization thicken and strengthen adjacent to high angle fault zones and fault intersections.
Additionally, this initial exploration program and, in particular, our drilling met the three key objectives of the program: verifying historical drill data, expanding the known limits of the gold mineralization and demonstrating the predictability of a new, comprehensive geological model.
Mineral Resource Estimates
The Pinion Project drill hole database validation and geological modeling work completed by our and APEX personnel in 2014 resulted in a dataset that was, in the opinion of APEX, sufficiently validated for the purposes of completing an initial resource estimate for the Pinion Deposit comprising both indicated

and inferred resources according to the definition standards of the Canadian Institute of Mining, Metallurgy and Petroleum based on geological confidence, data quality and grade continuity. No portion of the mineral resource has been assigned to the “measured” category.
Mineral resource modeling and estimation was carried out using a 3-dimensional block model based on geostatistical applications utilizing MICROMINE (v14.0.6) mine planning software. The resource modeling utilized a database comprising 392 drill holes that were completed between 1981 to 2014 and included 379 historic holes and 13 2014 holes in the immediate area of the Pinion Deposit. The data set comprises 28,130 (gold) sample analyses of variable length that were composited to 3.0 m resulting in a total of 4,573 composites for gold and 2,316 composites for silver.
The resource was estimated within three dimensional solids that were created from cross-sectional lode interpretation. The upper contact has been cut by the topographic surface. There is little to no overburden present at the Pinion Project. Grade was estimated into a block model with a parent block size of 10 m (X) by 10 m (Y) by 3 m (Z) and sub-blocked down to 5 m (X) by 5 m (Y) by 1 m (Z). A total of 171 density measurements were made on diamond drill core samples using water displacement method, which allowed for the determination of a nominal density of 2.58 kg/m3 that was assigned to the mineralization. Grade estimation of gold and silver was performed using the inverse distance squared methodology. The indicated and inferred resources are constrained within a drilled area that extends approximately 2.3 km along strike to the north-northeast, 1.1 km across strike to the east-southeast and 400 m below surface.
The Pinion Report includes an indicated mineral resource of 20.84 million tonnes at 0.63 g/t Au for a total of 423,000 ounces of gold and an additional inferred mineral resource of 55.93 million tonnes at 0.57 g/t Au for 1.022 million ounces of gold. The Pinion Report also contains an inferred mineral resource for silver consisting of 76.77 million tonnes at 3.82 g/t Ag for 9.43 million ounces of silver. All mineral resources are reported within an optimized pit shell using U.S.$1,250/ounce for gold and U.S.$21.50/ounce for silver and a lower cut-off grade of 0.14 g/t Au as reported in the following tables extracted from the Pinion Report. Other cut-off grades are presented for review ranging from 0.1 g/t Au to 1.0 g/t Au for sensitivity analysis and the reported mineral resources report only oxide mineral resources.
Table 1.1:   The Pinion Project Initial NI 43-101 Mineral Resource Estimate for Gold at Various Lower Cut-offs.
Classification*	Au Cutoff (grams per tonne)	Tonnage (million metric tonnes)	Au Grade (grams per tonne)	Contained Au** (troy ounces)****
Indicated	0.1	20.85	0.63	423,000
	0.14***	20.84	0.63	423,000
	0.2	20.73	0.63	422,000
	0.3	19.70	0.65	414,000
	0.4	17.42	0.69	388,000
	0.5	14.07	0.75	339,000
	0.6	10.12	0.83	269,000
	0.7	6.72	0.92	198,000
	0.8	4.29	1.01	140,000
	0.9	2.65	1.12	95,000
	1.0	1.59	1.23	63,000
Inferred	0.1	56.82	0.56	1,026,000
	0.14***	55.93	0.57	1,022,000
	0.2	53.91	0.58	1,011,000
	0.3	45.66	0.64	943,000
	0.4	35.08	0.73	824,000
	0.5	26.17	0.83	695,000
	0.6	19.38	0.92	576,000
	0.7	14.48	1.02	474,000
	0.8	10.55	1.12	379,000
	0.9	7.09	1.25	285,000
	1.0	4.66	1.41	211,000

   *
Indicated and inferred mineral resources are not mineral reserves. Mineral resources which are not mineral reserves do not have demonstrated economic viability. There has been insufficient exploration to define the inferred resources as an indicated or measured mineral resource, and it is uncertain if further exploration will result in upgrading them to an indicated or measured resource category. See “Cautionary Note for U.S. Investors Regarding Reserve and Resource Estimates.”

  **
There is no guarantee that any part of the mineral resources discussed in the Pinion Report will be converted into a mineral reserve in the future.

 ***
The recommended reported resources are highlighted in bold and have been constrained within a U.S.$1,250/ounce of gold and U.S.$21.50/ounce of silver optimized pit shell.

****
Contained ounces may not add due to rounding.

Table 1.2:   The Pinion Project Initial NI 43-101 Mineral Resource Estimate for Silver at Various Lower Gold Cut-offs.
Classification*	Au Cutoff (grams per tonne)	Tonnage (million metric tonnes)	Ag Grade (grams per tonne)	Contained Ag** (troy ounces)****
Inferred	0.1	77.66	3.79	9,474,000
	0.14***	76.77	3.82	9,430,000
	0.2	74.64	3.87	9,290,000
	0.3	65.35	4.05	8,509,000
	0.4	52.49	4.24	7,163,000
	0.5	40.24	4.39	5,684,000
	0.6	29.49	4.47	4,243,000
	0.7	21.20	4.51	3,076,000
	0.8	14.84	4.54	2,165,000
	0.9	9.74	4.52	1,415,000
	1.0	6.26	4.45	896,000

   *
Inferred mineral resources are not mineral reserves. Mineral resources which are not mineral reserves do not have demonstrated economic viability. There has been insufficient exploration to define the inferred resources as an indicated or measured mineral resource, and it is uncertain if further exploration will result in upgrading them to an indicated or measured resource category. See “Cautionary Note for U.S. Investors Regarding Reserve and Resource Estimates.”

  **
There is no guarantee that any part of the mineral resources discussed herein will be converted into a mineral reserve in the future.

 ***
The recommended reported resources are highlighted in bold and have been constrained within a U.S.$1,250/ounce of gold and U.S.$21.50/ounce of silver optimized pit shell.

****
Contained ounces may not add due to rounding.

The Pinion Report recommends an aggressive exploration program for the Pinion Project area involving surface exploration, additional exploration and resource expansion drilling and continued metallurgical test work. Specifically, a Phase 1 follow-up 50 drill hole program comprising primarily RC (with some core) drilling is recommended to (a) infill the current Pinion Project resource area and (b) test for additional zones of mineralization and extensions to existing zones, along with (c) exploration drilling at an estimated cost of U.S.$7,200,000. Other recommended property wide activities include geological mapping, geochemical sampling, ground and airborne geophysical surveys, further metallurgical test work along with geological modeling leading to an updated resource estimate and preliminary engineering and environmental studies. The estimated cost to conduct these studies is U.S.$1,300,000 and along with a contingency of 10%, yields an overall budget to complete the recommended work of U.S.$9,350,000. A Phase 2 exploration focused drilling program is also recommended in order to step out from the Pinion Deposit and identify further near surface oxide resources at targets such as Dark Star, JR Buttes and other prospects located within the Pinion Project area.

Fall 2014 Drill Program
The following scientific and technical information is not extracted or derived from the Pinion Report and has been reviewed and approved by our Manager of Projects, Steven R. Koehler, B.Sc., CPG 10216, who is a qualified person for the purposes of NI 43-101.
During the fall of 2014, we drilled an additional 44 RC holes totaling approximately 10,893 meters at a cost of approximately U.S.$1,340,088 (Cdn$1,510,145) designed to extend areas of known shallow oxide gold mineralization along strike and at depth and to test new targets identified by the initial 2014 work program as recommended in the Pinion Report. On November 18, 2014, January 8, 2015, January 14, 2015 and January 22, 2015, we announced assay results from the first 33 of these holes as summarized in Table 1.3 below, all of which returned significant intercepts with gold values well above the cut-off grade of 0.14 g/t established by APEX in calculating our maiden resource estimate for the Pinion Deposit in the Pinion Report. Results to date have also expanded the Pinion gold system approximately 400 meters to the southeast and discovered shallow mineralization near the center of the southeast part of the Pinion Deposit. Thickening intrusive rocks including lamprophyre, more than six meters of nearly seven gram material in hole PIN14-38, and higher concentrations and thicknesses of arsenic and gold spread through the Chainman sandstone, all point to the prospect of a large, untested breccia-hosted gold zone below current drill depths. We intend to test this target during its next phase of drilling on the Pinion Project in 2015. See “Use of Proceeds.” Assays results from the remaining 11 reverse circulation holes are pending.
Table 1.3:   Assay Results from initial 33 Pinion Drill Holes.
Drill Hole	Method	Azimuth	Incl.	TD (m)	Intercept (m)	Thickness (m)	Grade (g Au/t)
PIN14-14	RC	229	-69	257.6	173.8 – 190.6	16.8	0.62
					242.4 – 248.5	6.1	0.28
PIN14-15	RC	244	-73	201.2	0 – 4.6	4.6	0.21
					82.3 – 115.8	33.5	0.36
					126.5 – 143.3	16.8	0.23
					154.0 – 160.1	6.1	0.25
PIN14-16	RC	200	-63	275.9	218.0 – 253.1	35.1	0.78
PIN14-17	RC	155	-74	231.7	99.1 – 115.9	16.8	0.22
					135.7 – 157.0	21.3	0.39
PIN14-18	RC	305	-68	245.4	154.0 – 186.0	32.0	2.25
Including					154.0 – 160.1	6.1	3.96
PIN14-19	RC	055	-68	291.2	182.9 – 291.1	108.2	0.58
Including					184.5 – 193.6	9.1	1.23
Including					260.7 – 269.8	9.1	1.34
PIN14-20	RC	336	-60	231.7	126.5 – 141.7	15.2	0.38
					147.9 – 155.5	7.6	0.56
					163.1 – 176.8	13.7	0.21
PIN14-21	RC	227	-60	263.7	161.6 – 195.1	33.5	1.42
Including					169.2 – 175.3	6.1	2.00
Including					181.4 – 190.6	9.2	1.80
PIN14-22	RC	115	-50	265.2	4.6 – 10.7	6.1	0.30
					179.8 – 182.9	3.1	0.78
PIN14-23	RC		-90	225.6	189.0 – 193.6	4.6	0.65
					205.8 – 225.6	19.8	0.29
PIN14-24	RC	-60	254	214.9	0 – 19.8	19.8	0.44
					30.5 – 51.8	21.3	0.20
					59.5 – 71.7	12.2	0.34
					79.3 – 97.6	18.3	0.17
					125.0 – 132.6	7.6	0.22
PIN14-25	RC	022	-68	431.4	259.1 – 298.7	39.6	0.49
Including					289.6 – 298.7	9.1	1.13
					303.3 – 307.9	4.6	0.30
					381.1 – 408.5	27.4	0.26
PIN14-26	RC		-90	277.4	193.6 – 207.3	13.7	1.07
Including					198.1 – 202.7	4.6	1.92
					213.4 – 225.6	12.2	0.27

Drill Hole	Method	Azimuth	Incl.	TD (m)	Intercept (m)	Thickness (m)	Grade (g Au/t)
PIN14-27	RC		-90	225.6	175.3 – 211.9	36.6	0.76
Including					176.8 – 184.4	7.6	2.22
PIN14-28	RC		-90	243.9	160.0 – 189.0	29.0	0.44
PIN14-29	RC	-60	254	158.5	65.5 – 85.3	19.8	0.21
					88.4 – 93.0	4.6	0.19
PIN14-30	RC		-90	262.2	53.3 – 56.4	3.1	0.20
					176.8 – 181.4	4.6	0.60
					192.1 – 199.7	7.6	0.47
PIN14-31	RC		-90	256.1	160.1 – 184.5	24.4	1.45
Including					164.6 – 176.8	12.2	2.11
PIN14-32	RC	-45	285	158.5	67.1 – 88.4	21.3	0.38
					115.8 – 118.9	3.1	0.30
PIN14-33	RC	218	-62	280.5	182.9 – 199.7	16.8	0.61
					204.3 – 205.8	1.5	0.16
					227.1 – 230.2	3.1	0.25
PIN14-34	RC		-90	262.2	125.0 – 144.8	19.8	0.21
					150.9 – 172.2	21.3	0.44
PIN14-35	RC	-75	285	245.4	86.9 – 91.5	4.6	2.79
					96.0 – 97.5	1.5	0.16
					105.2 – 114.3	9.1	0.15
					117.4 – 118.9	1.5	0.19
PIN14-36	RC		-90	196.6	38.1 – 54.9	16.8	0.75
Including					38.1 – 42.7	4.6	1.50
					77.7 – 80.8	3.1	0.20
					86.9 – 112.8	25.9	0.26
					121.9 – 126.5	4.6	0.16
PIN14-37	RC	174	-48	224.1	53.4 – 65.6	12.2	0.71
					125.0 – 150.9	25.9	0.36
					164.6 – 175.3	10.7	0.48
					179.9 – 183.0	3.1	0.21
PIN14-38	RC	175	-65	274.4	22.9 – 24.4	1.5	0.21
					202.7 – 251.5	48.8	1.16
Including					243.9 – 250.0	6.1	6.78
PIN14-39	RC	-45	315	192.1	108.2 – 109.7	1.5	0.16
					123.5 – 125.0	1.5	0.15
					137.2 – 157.0	19.8	0.26
PIN14-40	RC		-90	349.1	76.2 – 83.8	7.6	0.32
					88.4 – 88.9	1.5	0.14
					135.7 – 137.2	1.5	0.40
					160.1 – 184.5	24.4	0.25
					189.0 – 208.8	19.8	0.42
PIN14-41	RC	-45	318	141.8	15.2 – 25.9	10.7	0.24
					30.5 – 61.0	30.5	0.25
					65.5 – 70.1	4.6	0.18
					96.0 – 105.1	9.1	0.27
PIN14-42	RC	287	-64	239.3	80.8 – 91.5	10.7	0.39
					160.0 – 163.1	3.1	0.16
					169.2 – 239.3	70.1	0.56
PIN14-45	RC	-45	295	225.6	21.3 – 25.9	4.6	0.24
					33.5 – 41.1	7.6	0.36
					44.2 – 48.8	4.6	0.31
					53.3 – 56.4	3.1	0.17
					65.5 – 88.4	22.9	0.24
PIN14-46	RC	-80	280	205.8	48.7 – 51.8	3.1	0.16
					65.5 – 71.6	6.1	0.16
					76.2 – 82.3	6.1	0.16
					85.4 – 105.2	19.8	0.15

Drill Hole	Method	Azimuth	Incl.	TD (m)	Intercept (m)	Thickness (m)	Grade (g Au/t)
PIN14-47	RC	256	-59	298.8	56.4 – 64.0	7.6	0.28
					132.6 – 135.7	3.1	0.26
					143.2 – 146.3	3.1	0.59
					154.0 – 161.6	7.6	0.21
					172.2 – 175.3	3.1	0.18
					187.5 – 199.7	12.2	0.25
					243.9 – 272.9	29.0	0.42
					291.2 – 298.8	7.6	0.70
PIN14-50	RC		-90	311.0	38.1 – 39.6	1.5	0.23
					42.7 – 44.4	1.5	0.34
					45.7 – 47.2	1.5	0.19
					152.4 – 166.1	13.7	0.34
					184.5 – 204.3	19.8	0.65
Including					192.0 – 196.6	4.6	2.03
					207.3 – 210.4	3.1	0.16

 *
Gold intervals reported in this table were calculated using a 0.14 g Au/t cutoff. Weighted averaging has been used to calculate all reported intervals. True widths are estimated at 70 – 95% of drilled thicknesses.

**
All sampling was conducted under the supervision of our project geologists and the chain of custody from the drill to the sample preparation facility was continuously monitored. A blank or certified reference material was inserted approximately every tenth sample. The samples were delivered to ALS Minerals preparation facility in Elko, NV for crushing and pulverizing and the sample pulps shipped to ALS Minerals certified laboratory in Vancouver. Pulps were digested and analyzed for gold using fire assay fusion and an atomic absorption spectroscopy (AAS) finish on a 30 gram split. All other elements were determined by ICP analysis. Data verification of the analytical results included a statistical analysis of the duplicates, standards and blanks that must pass certain parameters for acceptance to ensure accurate and verifiable results.

Subsequent Events
In December 2014, we entered into separate option-to-purchase agreements with Allied Nevada Gold Corp., private mineral interest owners, and a private third party claimholder to acquire, in the aggregate, an additional 866 net hectares (2,140 net acres) at the southern end of the Railroad-Pinion Project areas including effective ownership and control of two additional gold occurrences in close proximity to the Pinion Deposit, being Dark Star and Dixie Creek prospects. The total cost of these acquisitions is less than U.S.$163,000 in the first year and about U.S.$65,000 annually thereafter.
Business Objectives
The principal business objectives to be achieved with the proceeds of the Offering are to (i) pay out the Scorpio Note issued in connection with our consolidation of the Pinion Project in March 2014 and (ii) conduct further exploration of the Pinion Project towards completing Phases 1 and 2 of the recommended work program in the Pinion Report. See “Use of Proceeds” below.
As recent work by us in 2014 has been focused almost exclusively on the Pinion Project, the recommendations made in the Railroad-Pinion Report pertaining to the Railroad Project remain valid. We intend to carry out a limited geological and geochemical surveying program on the Railroad Project from the net procceds of the Offering. See “Use of Proceeds” below.
For a full description of our business, refer to the accompanying Base Prospectus and our Annual Report on Form 20-F, for the year ended December 31, 2013 (the “Annual Report”) and incorporated by reference herein. See also “Risk Factors”. There is no assurance that we will achieve these objectives and milestones, in whole or in part, in a timely manner or at all.

USE OF PROCEEDS
Proceeds
The net proceeds to us from the sale of the Offered Shares, after payment of the underwriting fee of U.S.$479,400 and expenses of the Offering (estimated to be U.S.$265,000), will be U.S.$7,245,600. If the Over-Allotment Option is exercised in full, the net proceeds from the Offering will be U.S.$8,372,190 after payment of the underwriting fee of U.S.$551,310 and the expenses of the Offering. See “Underwriting.”
Principal Purposes
The net proceeds from the Offering of U.S.$7,245,600 (U.S.$8,372,190 if the Over-Allotment Option is exercised in full) will be used to pay out the Cdn$2,500,000 Scorpio Note, carry out portions of the follow-up Phase 1 and 2 work programs on the Pinion Project recommended in the Pinion Report, conduct geological and geochemical surveying on the Railroad Project, rectify our current working capital deficiency, and for general corporate and working capital purposes, as outlined in the table below. Any amounts for general corporate and working capital purposes will remain unallocated and will be expended at the discretion of management.
Principal Purposes	Estimated Amount to be Expended (assuming no exercise of Over-Allotment Option)
Payout Scorpio Note
Principal Amount of Scorpio Note	U.S.$2,015,500(1)(3)
Accrued and unpaid interest on Scorpio Note to January 27, 2015	U.S.$8,946(2)(3)
Subtotal	U.S.$2,024,446
Pinion Project – Drilling and Exploration
Carry out portions of Phases 1 and 2 of the drilling and exploration program recommended in the Pinion Report(4)	U.S.$1,800,000
Subtotal	U.S.$1,800,000
Railroad Project – Exploration
Carry out limited geological and geochemical surveying on the Railroad Project	U.S.$200,000
Subtotal	U.S.$200,000
Rectify Adjusted Working Capital deficiency
Rectify adjusted working capital deficiency as at December 31, 2014(5)	U.S.$1,051,881(3)
Subtotal	U.S.$1,051,881
General
General corporate and working capital purposes(6)	U.S.$2,169,273
Subtotal	U.S.$2,169,273
TOTAL	U.S.$7,245,600(7)

(1)
This amount represents the U.S. dollar equivalent of the Cdn$2,500,000 Scorpio Note due to Scorpio on March 4, 2015. The Scorpio Note represents the balance of the purchase price for, inter alia, the remaining interests in the Pinion Deposit acquired from Scorpio pursuant to the agreement for sale of mining properties dated March 5, 2014 as more particularly described in the accompanying Base Prospectus and our Annual Report.

(2)
The Scorpio Note bears interest at the rate of 3% per annum.

(3)
This figure has been converted from Canadian dollars using the noon exchange rate for the conversion of Canadian dollars into United States dollars on January 27, 2015 of Cdn$1.00 equals U.S.$0.8062.

(4)
See “The Company” above for a discussion of Phases 1 and 2 of the recommended drilling and exploration program on the Pinion Project recommended in the Pinion Report.

(5)
As at December 31, 2014, we had an adjusted working capital deficiency (unaudited) of approximately Cdn$1,304,739 (U.S.$1,051,881). Adjusted working capital means total current assets less total current liabilities, but excluding the Cdn$2,500,000 Scorpio Note due to Scorpio on March 4, 2015.

(6)
Funds allocated to general corporate purposes may be allocated to corporate expenses, business development, potential future acquisitions, working capital and general administrative expenses, and to other purposes.

(7)
This figure represents the estimated net proceeds of the Offering after payment of the underwriting fee and estimated expenses of the Offering. U.S.$8,372,190 assuming the Over-Allotment Option is exercised in full.

If the Over-Allotment Option is exercised, in whole or in part, the net proceeds from such exercise will be used to further fund the follow-up drill program on the Pinion Project recommended in the Pinion Report.
We have limited financial resources and do not generate any cash flow from current operations. As such, we will continue to require additional funding following this Offering to carry out future operations, maintain our properties and fund further exploration and, if warranted, development activities. Although we have been successful in the past in obtaining financing through the sale of equity securities, there can be no assurance that we will be able to obtain adequate financing in the future or that the terms of such financing will be favorable. See “Risk Factors” in this Prospectus Supplement and the accompanying Base Prospectus. Our ability to arrange additional financing in the future will depend, in part, upon the then prevailing capital market conditions as well as our business performance and other factors noted in “Risk Factors.” Our historical average monthly burn rate (exclusive of claim maintenance fees and taxes, property lease and/or advance royalty payments and exploration expenditures) has been approximately Cdn$300,000. Management believes that the net proceeds of the Offering allocated towards general corporate and working capital purposes as set forth above should be sufficient for us to maintain operations during the first quarter of 2015, after which time we will require additional capital to continue operations and maintain and explore our properties. If additional financing is raised by the issuance of shares from our treasury, control of the company may change, security holders will suffer additional dilution and the price of our Common Shares may decrease. Failure to obtain such additional financing could result in the delay or indefinite postponement of further exploration and development of our properties or even a loss of property interests.
The actual amount that we spend in connection with each of the intended uses of proceeds may vary significantly from the amounts specified above, and will depend on a number of factors, including, but not limited to, our financial requirements at the time, the timing and size of the Offering, the availability of other funds and the additional factors described in the “Risk Factors” section of this Prospectus Supplement and the accompanying Base Prospectus.
Although we intend to use the net proceeds from the Offering for the purposes set forth above, we reserve the right to use such net proceeds for other purposes to the extent that circumstances, including unforeseen events, the results obtained from our mineral exploration, the outcome of our resource updating and scoping studies and our ability to raise additional capital, make such use necessary or prudent. See “Risk Factors.”
As of December 31, 2014, we had cash on hand of Cdn$494,877 (unaudited) and a working capital deficiency of Cdn$3,804,739 (unaudited), inclusive of the Cdn$2,500,000 Scorpio Note due on March 4, 2015. See “Use of Proceeds—Principal Purposes” above. For the fiscal year ended December 31, 2013 and the nine month period ended September 30, 2014, we had negative operating cash flow as we are an exploration stage company with no operating revenue. As such, we will continue to have negative operating cash flow for the foreseeable future and the net proceeds of this Offering will be used to fund such negative cash flow, in addition to the proposed exploration expenditures set out above. See “Risk Factors” herein and in the accompanying Base Prospectus. The report of our independent auditors to our consolidated financial statements for the fiscal year ended December 31, 2013 contained a note that indicated the existence of material uncertainties that raised substantial doubt about our ability to continue as a going concern and we anticipate the auditors’ report for its fiscal year ended December 31, 2014 will contain a similar note about our ability to continue as a going concern.
Pending the use of available funds as outlined above, we intend to invest the net proceeds of the Offering in short-term, investment grade, interest-bearing securities and other marketable securities.

CONSOLIDATED CAPITALIZATION
Other than the issuance of 1,250,000 Common Shares to Scorpio on November 3, 2014 in connection with our acquisition of the remaining interest in the Pinion Deposit at a deemed price of Cdn$0.62 per share and 194,765 Common Shares on October 10, 2014 to David Mathewson, a former officer and director, at a deemed price of Cdn$0.72 per share, since September 30, 2014, there have been no changes to our share capital.
The following table sets forth our cash and consolidated capitalization as at December 31, 2013 on an actual basis and as at September 30, 2014 on an actual basis and as adjusted to give effect to the distribution of the Offered Shares after deducting the underwriting fee and the estimated expenses of the Offering payable by us (assuming no exercise of the Over-Allotment Option) and the application of the net proceeds from this Offering as described under the section entitled “Use of Proceeds.”
The table should be read in conjunction with our audited annual consolidated financial statements as at and for the year ended December 31, 2013, our unaudited consolidated financial statements as at and for the nine months ended September 30, 2014, including the notes thereto, and each of the management discussion and analysis thereof, incorporated in each case by reference in this Prospectus Supplement.
	As at December 31, 2013	As at September 30, 2014
	Actual (Cdn$)(1)	Actual (Cdn$)(2)	As Adjusted (Cdn$)(2)(3)
Cash and cash equivalents	$1,221,192	$3,800,451	$12,792,965
Exploration and evaluation assets	53,098,035	67,700,526	67,700,526
Long-term debt	-0-	-0-	-0-
Shareholders’ equity:
Share Capital: Authorized: Unlimited number of Common Shares without par value; 91,756,618 Common Shares and 122,295,113 Common Shares issued and outstanding (and fully paid) as of December 31, 2013 and September 30, 2014, respectively; 139,295,113 Common Shares issued and outstanding as adjusted	65,327,042	85,628,957	94,621,471
Reserves	4,843,150	7,046,479	7,046,479
Deficit, accumulated during exploration usage	(17,132,864)	(23,776,664)	(23,776,664)
Total Shareholders’ Equity	$53,037,328	$68,898,772	$77,891,286
Total Capitalization	$53,037,328	$68,898,772	$77,891,286

(1)
As of December 31, 2013, these figures do not include 5,975,000 Common Shares reserved for issuance pursuant to outstanding stock options, which are exercisable at a weighted average price of Cdn$0.94 per Common Share and expiring between July 2015 and May 2018.

(2)
As of September 30, 2014, these figures do not include (i) 9,359,000 Common Shares reserved for issuance pursuant to outstanding stock options, which are exercisable at a weighted average price of Cdn$0.88 per Common Share and expiring between July 2015 and September 2019 or (ii) 7,594,248 Common Shares reserved for issuance pursuant to outstanding warrants, which are exercisable at a price of Cdn$1.00 until March 2016.

(3)
Prior to the exercise of the Over-Allotment Option. If the Over-Allotment Option is exercised in full, cash and cash equivalents, exploration and evaluation assets, long-term debt, share capital, reserves, deficit accumulated during exploration stage, total shareholders’ equity and total capitalization would be $14,191,176, $67,700,526, $0, $96,019,682, $7,046,479, $(23,776,664), $79,289,479 and $79,289,497, respectively.

DESCRIPTION OF COMMON SHARES
The Offering consists of 17,000,000 Common Shares (19,550,000 Common Shares if the Over-Allotment Option is exercised in full). The Common Shares being offered will have all of the characteristics, rights and restrictions of the outstanding Common Shares, as more particularly described in the accompanying Base Prospectus. We are authorized to issue an unlimited number of Common Shares, without par value, of which 123,739,878 Common Shares are issued and outstanding (and fully paid) as at the date of this Prospectus Supplement.
MARKET FOR COMMON SHARES
Our Common Shares have been listed and traded on the TSXV since January 7, 2005, and currently trade under the symbol “GSV.” From December 8, 2010 through June 11, 2012, our Common Shares were traded in the United States on the OTCQX International under trading symbol “GDVXF,” and since June 12, 2012 they have been listed and traded on the NYSE MKT under the trading symbol “GSV.” The CUSIP number for our Common Shares is 380738104.
The following table sets forth the closing sales prices of our Common Shares on the TSXV and NYSE MKT for the periods indicated:
	TSXV		NYSE MKT/OTCQX
Period	$ High	$ Low	U.S.$ High	U.S.$ Low
Year Ended
December 31, 2014	0.92	0.47	0.83	0.40
December 31, 2013	1.34	0.37	1.36	0.45
December 31, 2012	3.03	0.99	2.90	0.69
December 31, 2011	1.51	0.61	1.55	0.65
December 31, 2010	0.90	0.51	0.96	0.54
Quarter Ended
December 31, 2014	0.73	0.09	0.66	0.40
September 30, 2014	0.84	0.09	0.80	0.59
June 30, 2014	0.85	0.57	0.80	0.52
March 31, 2014	0.92	0.59	0.82	0.53
December 31, 2013	1.04	0.57	1.01	0.56
September 30, 2013	0.71	0.51	0.71	0.49
June 30, 2013	1.15	0.47	1.13	0.45
March 31, 2013	1.34	0.99	1.36	0.97
Month Ended
December 31, 2014	0.58	0.47	0.50	0.40
November 30, 2014	0.61	0.52	0.54	0.47
October 31, 2014	0.73	0.59	0.66	0.50
September 30, 2014	0.80	0.65	0.72	0.59
August 31, 2014	0.80	0.69	0.73	0.62
July 31, 2014	0.84	0.67	0.80	0.63
On January 27, 2015, the closing price of our Common Shares on the TSXV and NYSE MKT was Cdn$0.62 and U.S.$0.52 per share, respectively.

DILUTION
If you purchase Offered Shares, your interest will be diluted to the extent of the excess of the public offering price per Offered Share over the as adjusted net tangible book value per Common Share after this Offering. Net tangible book value per Common Share represents the amount of our total tangible assets (which include cash and cash equivalents, but excludes our exploration and evaluation assets) reduced by our total liabilities, divided by the total number of Common Shares issued and outstanding.
At September 30, 2014, we had a net tangible book value of U.S.$1,069,099, or approximately U.S.$0.01 per Common Share. After giving effect to our sale of 17,000,000 Offered Shares (based on the public offering price of U.S.$0.47 per Offered Share), the pro forma net tangible book value as at September 30, 2014 would have been approximately U.S.$8.2 million, or U.S.$0.06 per Common Share, based on net proceeds from this Offering of approximately U.S.$7.2 million, after deducting the underwriting fee and estimated Offering expenses. This represents an immediate increase in the net tangible book value of U.S.$0.05 per Common Share to our current shareholders and an immediate decrease in net tangible book value of the U.S.$0.41 per Common Share to new investors purchasing Offered Shares in this Offering. The following table illustrates this per share dilution:
Offering price per share		U.S.$0.47
Net tangible book value per share as at September 30, 2014	U.S.$0.01
Increase in net tangible book value per share attributable to this Offering	U.S.$0.05
As-adjusted net tangible book value per share after this Offering		U.S.$0.06
Net tangible book value dilution per share to new investors in this Offering		U.S.$0.41

The table above assumes for illustrative purposes that an aggregate of 17,000,000 Common Shares are sold at the Offering Price of U.S.$0.47 per share. The calculations above are based upon 122,295,113 Common Shares issued and outstanding as at September 30, 2014 and exclude as of such date:
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7,594,248 Common Shares issuable upon exercise of warrants that we previously issued in our March 2014 private placement having an exercise price of Cdn$1.00 per Common Share;

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9,359,000 Common Shares that underlie outstanding stock options granted under our stock option plan as at September 30, 2014, having a weighted average exercise price of Cdn$0.88 per Common Share; and

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an aggregate of 2,870,511 Common Shares available for future grants under our stock option plan.

If the Underwriters exercise their Over-Allotment Option in full to purchase 2,550,000 additional Common Shares, the pro forma net tangible book value per Common Share as of September 30, 2014 after giving effect to the Offering would have been approximately U.S.$9.3 million or U.S.$0.07 per Common Share (assuming deduction of the underwriting fee and estimated Offering expenses). This represents an increase in net tangible book value of U.S.$0.06 per Common Share to our current shareholders and a decrease in net tangible book value of U.S.$0.40 per Common Share to new investors.

CERTAIN MATERIAL FEDERAL INCOME TAX CONSEQUENCES
The following is a summary of certain material U.S. federal income tax consequences of the acquisition, ownership and disposition of our Common Shares. This description addresses only the U.S. federal income tax considerations that are relevant to U.S. Holders (as defined below) who hold our Common Shares as capital assets. This summary is based on the U.S. Internal Revenue Code of 1986, as amended, or the Code, Treasury regulations promulgated thereunder, judicial and administrative interpretations thereof, and the U.S.-Canada Tax Treaty, or the Treaty, all as in effect on the date hereof and all of which are subject to change either prospectively or retroactively. There can be no assurance that the U.S. Internal Revenue Service, or the IRS, will not take a different position concerning the tax consequences of the acquisition, ownership and disposition of our Common Shares or that such a position would not be sustained. This description does not address all tax considerations that may be relevant with respect to an investment in our Common Shares. This summary does not account for the specific circumstances of any particular U.S. Holder, such as:
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broker-dealers,

•
financial institutions,

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certain insurance companies,

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investors liable for alternative minimum tax,

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tax-exempt organizations,

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regulated investment companies,

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real estate investment trusts,

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non-resident aliens of the United States or taxpayers whose functional currency is not the U.S. dollar,

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persons who hold Common Shares through partnerships or other pass-through entities,

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persons who acquire their Common Shares through the exercise or cancellation of employee stock options or otherwise as compensation for services,

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investors that actually or constructively own 10% or more of our Common Shares by vote or value, or

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investors holding Common Shares as part of a straddle, an appreciated financial position, a hedging transaction or a conversion transaction.

If a partnership or an entity treated as a partnership for U.S. federal income tax purposes owns Common Shares, the U.S. federal income tax treatment of a partner in such a partnership will generally depend upon the status of the partner and the activities of the partnership.
This summary does not address the effect of any U.S. federal taxation other than U.S. federal income taxation. In addition, this summary does not include any discussion of state, local or foreign taxation. Investors are urged to consult their own tax advisors regarding the foreign and U.S. federal, state and local tax consequences of acquiring, holding and disposing our Common Shares.
For purposes of this summary, a U.S. Holder is a holder of Common Shares who is for U.S. federal income tax purposes:
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an individual who is a citizen or, for U.S. federal income tax purposes, a resident of the United States,

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a corporation or other entity taxable as a corporation created or organized in or under the laws of the United States or any political subdivision thereof,

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an estate the income of which is subject to U.S. federal income tax regardless of its source or

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a trust that (a) is subject to the primary supervision of a court within the United States and the control of one or more U.S. persons or (b) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

Taxation of Dividends
Subject to the discussion, below, under the heading “—Passive Foreign Investment Companies,” the gross amount of any distributions received with respect to our Common Shares, including the amount of any Canadian taxes withheld therefrom, will constitute dividends for U.S. federal income tax purposes to the extent of our current and accumulated earnings and profits, as determined for U.S. federal income tax purposes. Dividends are included in gross income as ordinary income. Distributions in excess of our current and accumulated earnings and profits will be treated as a non-taxable return of capital to the extent of the U.S. Holder’s tax basis in our Common Shares and any amount in excess of its tax basis will be treated as capital gain from the sale of Common Shares. See “—Disposition of Common Shares” below for a discussion of the taxation of capital gains. Our dividends will not qualify for the dividends-received deduction generally available to corporations under section 243 of the Code.
Dividends that we pay in Canadian dollars, including the amount of any Canadian taxes withheld therefrom, will be included in a U.S. Holder’s income in a U.S. dollar amount calculated by reference to the exchange rate in effect on the day such dividends are treated as received by the U.S. Holder, regardless of whether the payment is in fact converted into U.S. dollars. A U.S. Holder who receives payment in Canadian dollars and converts Canadian dollars into U.S. dollars at an exchange rate other than the rate in effect on such day may have a foreign currency exchange gain or loss that would generally be treated as U.S.-source ordinary income or loss.
Subject to complex limitations, some of which vary depending upon the U.S. Holder’s circumstances, any Canadian withholding tax imposed on dividends paid with respect to our Common Shares will be a foreign income tax that is eligible for credit against a U.S. Holder’s U.S. federal income tax liability (or, alternatively, for deduction against U.S. income tax in determining such tax liability). The limitation on foreign income taxes eligible for credit is calculated separately with respect to specific classes of income. Dividends generally are treated as foreign-source passive category income, but for certain U.S. Holders, may be treated as general category income, for purposes of computing the U.S. foreign tax credit. Further, there are special rules for computing the foreign tax credit limitation of a taxpayer who receives dividends subject to a reduced tax rate (see discussion below). A U.S. Holder may be denied a foreign tax credit with respect to Canadian income tax withheld from dividends received on our ordinary shares to the extent such U.S. Holder has not held the Common Shares for at least 16 days of the 31-day period beginning on the date that is 15 days before the ex-dividend date or to the extent such U.S. Holder is under an obligation to make related payments with respect to substantially similar or related property. Any days during which a U.S. Holder has substantially diminished its risk of loss on the Common Shares are not counted toward meeting the 16-day holding period required by the statute.
Subject to certain limitations, “qualified dividend income” received by a non-corporate U.S. Holder will be subject to tax at the lower long-term capital gain rates (currently a maximum of 20%). The reduced rate does not apply unless we qualify for the Treaty and certain holding period requirements are satisfied. With respect to the ordinary shares, the U.S. Holder must have held its Common Shares for at least 61 days during the 121-day period beginning 60 days before the ex-dividend date. The reduced rate also does not apply to dividends received from a passive foreign investment company (see discussion below), in respect of certain hedged positions or in certain other situations. The legislation enacting the reduced tax rate on qualified dividend income contains special rules for computing the foreign tax credit limitation of a taxpayer who receives dividends subject to the reduced tax rate.
Disposition of Common Shares
If a U.S. Holder sells or otherwise disposes of our Common Shares, it will generally recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference between the amount realized on the sale or other disposition and its adjusted tax basis in our Common Shares. Subject to the discussion below under the heading “Passive Foreign Investment Companies,” that gain or loss will generally be capital gain or loss and will be long-term capital gain or loss if the Common Shares have been held for more than one year at the time of the sale or other disposition. Long-term capital gain realized by a non-corporate U.S. Holder is generally eligible for a preferential tax rate (currently a maximum of 20%). In general, any gain that a U.S. Holder recognizes on the sale or other disposition of Common Shares will be U.S.-source for purposes of the foreign tax credit limitation; losses will generally be allocated against U.S. source income. Deduction of capital losses is subject to certain limitations under the Code.
In the case of a cash basis U.S. Holder who receives Canadian dollars in connection with the sale or other disposition of our Common Shares, the amount realized will be based on the U.S. dollar value of the Canadian dollars received with respect to the Common Shares as determined on the settlement date of such sale or other disposition. A cash basis U.S. Holder who receives payment in Canadian dollars and converts Canadian dollars into U.S. dollars at a conversion rate other than the rate in effect on the settlement date may have a foreign currency exchange gain or loss, which would generally be treated as ordinary income or loss.
An accrual basis U.S. Holder may elect the same treatment required of cash basis taxpayers with respect to foreign currency gain or loss realized on a sale or disposition of our Common Shares that are traded on an established securities market, provided that the election is applied consistently from year to year. This election may not be changed without the consent of the IRS. In the event that an accrual basis U.S. Holder does not elect to be treated as a cash basis taxpayer for this purpose (pursuant to the Treasury regulations applicable to foreign currency transactions), the U.S. Holder may have a foreign currency gain or loss for U.S. federal income tax purposes because of differences between the U.S. dollar value of the currency received prevailing on the trade date and the settlement date. Any such foreign currency gain or loss would be treated as ordinary income or loss and would be in addition to the gain or loss, if any, recognized by such U.S. Holder on the sale or other disposition of our Common Shares. Any foreign currency gain or loss a U.S. Holder realizes will generally be U.S. source ordinary income or loss.
Passive Foreign Investment Companies
If we were to be classified as a “passive foreign investment company,” or a PFIC, in any taxable year that a U.S. Holder owns our Common Shares, such U.S. Holder would be subject to unfavorable and complex rules intended to reduce or eliminate any benefits from the deferral of U.S. federal income tax that a U.S. Holder could otherwise derive from investing in a non-U.S. company that does not distribute all of its earnings on a current basis. We will be treated as a PFIC for any taxable year in which either (i) 75% or more of our gross income is passive income, or (ii) at least 50% of the average value of all of our assets for the taxable year produce or are held for the production of passive income. For this purpose, passive income generally includes dividends, interest, royalties, rents, annuities and the excess of gains over losses from the disposition of assets that produce passive income. Included in the calculation of our income and assets for this purpose is our proportionate share of the income and assets of each corporation in which we own, directly or indirectly, at least a 25% interest, by value.
Based on our current and projected income, assets and activities, we believe that the Company is currently a PFIC. If we are a PFIC for any taxable year, dividends on our Common Shares would not qualify for the reduced tax rate on qualified dividend income, discussed above, and, unless the U.S. Holder elects to treat us as a qualified electing fund, or QEF, or “mark to market” its Common Shares, as described below:
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the U.S. Holder would be required to allocate income recognized upon receiving certain dividends or gain recognized upon the disposition of Common Shares ratably over its holding period for such Common Shares,

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the amount allocated to the current taxable year, and to any taxable years in its holding period prior to the first day on which we were treated as a PFIC will be treated as ordinary income in the current year, and

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the amount allocated to each prior taxable year during which we are considered a PFIC would be subject to tax at the highest individual or corporate tax rate, as the case may be, and an interest charge would be imposed with respect to the resulting tax liability allocated to each such year.

The PFIC provisions discussed above apply to U.S. persons who directly or indirectly hold stock in a PFIC. Generally, a U.S. person is considered an indirect shareholder of a PFIC if it is:
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a direct or indirect owner of a pass-through entity, including a trust or estate, that is a direct or indirect shareholder of a PFIC,

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a shareholder of a PFIC that is a shareholder of another PFIC, or

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a 50%-or-more shareholder of a foreign corporation that is not a PFIC and that directly or indirectly owns stock of a PFIC.

An indirect shareholder may be taxed on a distribution paid to the direct owner of the PFIC and on a disposition of the stock indirectly owned.
Most of the PFIC tax consequences described above will not apply to a U.S. Holder if it makes an election to treat us as a QEF. If a U.S. Holder makes a timely QEF election, it would be required to include in income for each taxable year its pro rata share of our ordinary earnings as ordinary income and its pro rata share of our net capital gain as long-term capital gain, whether or not such amounts are actually distributed to the U.S. Holder. However, a U.S. Holder would not be eligible to make a QEF election unless we comply with certain applicable information reporting requirements. We currently comply with these requirements and expect to comply with them in the future.
In the alternative, a U.S. Holder may make a mark-to-market election if our Common Shares are “regularly traded” on a “qualified exchange”. In general, our Common Shares will be treated as “regularly traded” for a given calendar year if more than a de minimis quantity of our ordinary shares is traded on a qualified exchange on at least 15 days during each calendar quarter of such calendar year. Our Common Shares are listed on the TSXV in Canada and on the NYSE-MKT in the United States. In addition, because a mark-to-market election cannot be made for a subsidiary PFIC, if a U.S. Holder makes a mark-to-market election it may continue to be subject to the PFIC rules with respect to its indirect interest in any PFIC we own.
If a U.S. Holder elects to mark to market its Common Shares, it will generally include in income, in each year in which we are considered a PFIC, any excess of the fair market value of the Common Shares at the close of each tax year over its adjusted basis in those Common Shares. If the fair market value of the Common Shares had depreciated below the adjusted basis at the close of the tax year, the U.S. Holder may generally deduct the excess of the adjusted basis of the Common Shares over the fair market value at that time. However, such deductions would generally be limited to the net mark-to-market gains, if any, that the U.S. Holder included in income with respect to those Common Shares in prior years. Its adjusted tax basis in the Common Shares would be increased by the amount of any income inclusion and decreased by the amount of any deductions under the mark-to-market rules. Income recognized and deductions allowed under the mark-to-market provisions, as well as any gain or loss on the disposition of Common Shares with respect to which the mark-to-market election has been made, in a year in which we are classified as a PFIC would be treated as ordinary income or loss (except that loss on a disposition of Common Shares is treated as capital loss to the extent the loss exceeds the net mark-to-market gains, if any, that was included in the U.S. Holder’s income with respect to those Common Shares in prior years). Further, the source of such gain or loss will be U.S.-source for purposes of the foreign tax credit limitation. Gain or loss from the disposition of Common Shares (as to which a mark-to-market election was made) in a year in which we are no longer classified as a PFIC would be capital gain or loss.
If a U.S. Holder owns Common Shares during any year in which we are a PFIC, it may be required file an IRS Form 8621 with respect to us, typically with its federal income tax return for that year.
If we cease to be a PFIC in a future year, a U.S. Holder may avoid the continued application of the tax treatment described above by electing to be treated as if it sold its Common Shares on the last day of the last taxable year in which we were a PFIC. Any gain would be recognized and subject to tax under the rules described above. Loss would not be recognized. A U.S. Holder’s basis in its Common Shares would be increased by the amount of gain, if any, recognized on the sale. A U.S. Holder would be required to treat its holding period for his Common Shares as commencing on the day following the last day of the last taxable year in which we were a PFIC.

Because of the complexity of these tax provisions, especially whether we are a PFIC and the potential application of the PFIC rules, including the application of the QEF and mark-to-market elections, to U.S. Holders, U.S. Holders are urged to consult their own tax advisors regarding these provisions.
Net Investment Income Tax
In addition to the income taxes described above, U.S. Holders that are individuals, estates or trusts with income that exceeds certain thresholds will be subject to a 3.8% Medicare contribution tax on net investment income, which includes dividends and capital gains.
Backup Withholding and Information Reporting
Payments in respect of our Common Shares may be subject to information reporting to the IRS and to U.S. backup withholding tax, which is currently imposed at the rate of 28%. Backup withholding will not apply, however, if the U.S. Holder (i) is a corporation or comes within certain exempt categories, and demonstrates the fact when so required, or (ii) furnishes a correct taxpayer identification number and makes any other required certification.
Backup withholding is not an additional tax. Amounts withheld under the backup withholding rules may be credited against a U.S. Holder’s U.S. tax liability. A refund of any excess amounts withheld under the backup withholding rules may be obtained by filing the appropriate claim for refund with the IRS, generally a tax return.
U.S. individuals who hold certain specified foreign financial assets, including stock in a foreign corporation, with values in excess of certain thresholds are required to file with their U.S. federal income tax return IRS Form 8938, on which information about the assets, including their value, is provided. Taxpayers who fail to file the form when required are subject to penalties. An exemption from reporting applies to foreign assets held through a financial institution. U.S. Holders are encouraged to consult with their own tax advisors regarding the possible application of this disclosure requirement to their investment in our Common Shares.

UNDERWRITING
We have entered into an Underwriting Agreement with the Underwriters with respect to the Offered Shares being offered by us. Macquarie Capital Markets Canada Ltd. is acting as the book-running manager and the Lead Underwriter. The Offered Shares will be offered and sold in the Canadian provinces of British Columbia, Alberta and Ontario by the Lead Underwriter, and the Offered Shares will also be offered and sold in the United States by the Lead Underwriter’s United States registered broker-dealer affiliate, Macquarie Capital Markets North America Ltd., and H.C. Wainwright & Co., LLC, pursuant to a Form F-3 registration statement we have filed with the SEC, of which this Prospectus Supplement is a part. H.C. Wainwright & Co., LLC will make offers and sales of the Offered Shares only in the United States. Offers and sales of Offered Shares outside of Canada and the United States will be made in accordance with applicable laws in such jurisdictions. No securities will be offered or sold in any jurisdiction except by or through brokers or dealers duly registered under the applicable securities laws of that jurisdiction, or in circumstances where an exemption from such registered dealer requirements is available.
This section contains a brief summary of the material provisions of the Underwriting Agreement and does not purport to be a complete statement of its terms and conditions. The Underwriting Agreement will be included as an exhibit to our report on Form 6-K that will be filed with the SEC in connection with the consummation of this Offering. See “Where You Can Find More Information” on page S-2 of this Prospectus Supplement.
Subject to the terms and conditions of the Underwriting Agreement, each Underwriter has agreed to purchase from us, the following number of Offered Shares at the public Offering Price on the cover page of this Prospectus Supplement (U.S.$0.47 per Offered Share).
Underwriter	Number of Offered Shares
Macquarie Capital Markets Canada Ltd.	14,067,500
H.C. Wainwright & Co., LLC	2,932,500
Total	17,000,000
The Offering Price of the Offered Shares was determined by arm’s length negotiation between us and the Lead Underwriter with reference to the prevailing market price of the Common Shares.
The Underwriters have generally agreed to purchase all of the Offered Shares sold under the Underwriting Agreement if any of the Offered Shares are purchased, other than Common Shares covered by the Over-Allotment Option described below. The Underwriting Agreement provides that the Underwriters’ obligation to purchase Offered Shares depends on the satisfaction of the conditions contained in the Underwriting Agreement including, but not limited to:
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the representations and warranties made by us to the Underwriters are true;

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there is no adverse material change in our business; and

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we deliver customary closing documents to the Underwriters.

Additionally, the obligations of the Underwriters under the Underwriting Agreement will terminate on the 30th day after the date thereof and may be terminated earlier at the Lead Underwriter’s discretion, acting on behalf of the Underwriters, on the basis of its assessment of the state of the financial markets or upon the occurrence of certain other stated events including, but not limited to, “market out,” “disaster out,” “material change out” and “breach” provisions.
We have granted the Underwriters an Over-Allotment Option exercisable for 30 days from the date of this Prospectus Supplement to purchase up to 2,550,000 Common Shares being offered hereby, at the public Offering Price of U.S.$0.47 per Offered Share. The Underwriters may exercise this Over-Allotment Option solely to cover any over-allotments, if any, made in connection with this Offering and for market stabilization purposes. To the extent, the Underwriters exercise this Over-Allotment Option in whole or in part, each will be obligated, subject to the terms and conditions of the Underwriting Agreement to purchase a number of additional Common Shares approximately proportionate to the Underwriter’s initial commitment amount reflected in the above table. If the Over-Allotment Option is exercised in full, the total public Offering Price, underwriting fee and Proceeds to us, before expenses (as set out on the cover page of this Prospectus Supplement) will be U.S.$9,188,500, U.S.$551,310 and U.S.$8,637,190, respectively.

In the event that the Offered Shares are sold by the Underwriters at a price that is below the public Offering Price set out on the cover page of this Prospectus Supplement, the compensation realized by the Underwriters will be decreased by the amount that the aggregate price paid by purchasers for the Offered Shares is less than the gross proceeds paid by the Underwriters to us; nevertheless, the net proceeds received by us will not change.
The following table shows the per Offered Share and total underwriting fee to be paid to the Underwriters by us. Such fee represents six percent (6%) of the gross proceeds of the Offering. The information assumes either no exercise or full exercise by the Underwriters of the Over-Allotment Option to purchase additional Common Shares.
	Without Option	With Option
Per Offered Share	U.S.$0.0282	U.S.$0.0282
Total	U.S.$479,400	U.S.$551,310
Our directors, executive officers and other insiders may purchase Offered Shares and shall pay the full Offering Price for any Offered Shares purchased hereunder.
In the event of termination of the Underwriting Agreement, the Lead Underwriter will still be entitled to receive, subject to compliance with applicable securities legislation and rules of the Financial Industry Regulatory Authority, Inc. including, but not limited to, any applicable rights, restrictions and limitations contained therein, the underwriting fee if, prior to the one month anniversary of the termination date, we (a) consummate one or more financing transactions, or (b)(i) accept written commitments in respect of one or more financing transactions and (ii) at any time thereafter (including following such date) any such transaction is consummated. In such event, the underwriting fee will be payable on the closing of the relevant financing transaction in accordance with the terms and conditions of the Underwriting Agreement.
We have also agreed to reimburse the Underwriters for (i) their reasonable expenses incurred by them in connection with the Offering (other than reimbursement for fees and disbursements of the Underwriters’ counsel), including, without limitation, payments for any taxes, disbursements and road show expenses, in an aggregate amount up to U.S.$25,000 and (ii) fees and disbursements of the Underwriters’ counsel up to U.S.$125,000 incurred by them in connection with the Offering. In addition, we estimate our other expenses related to the Offering, such as filing fees, fees of our attorneys and accountants, printing, and transfer agent, will be approximately U.S.$115,000.
Some of the Underwriters have performed investment banking and advisory services for us from time to time for which they has received customary fees and expenses. Some of the Underwriters may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business; however, except as disclosed in this Prospectus Supplement, we have no present arrangements with any of the Underwriters for any further services.
We have agreed to indemnify the Underwriters, their affiliates and their respective members, partners directors, officers, employees, agents or representatives or controlling persons against certain liabilities, including liabilities under the Securities Act and applicable Canadian securities legislation, or to contribute to payments the Underwriter or such other individuals may be required to make because of any of those liabilities.
Short Sales and Price Stabilization
In connection with the Offering, the Underwriters may purchase and sell Common Shares in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by an Underwriter of a greater number of shares than it is required to purchase in the Offering. “Covered” short sales are sales made in an amount not greater than the Over-Allotment Option to purchase additional Common Shares from us in the Offering. The Underwriter may close out any covered short position by either exercising the Over-Allotment Option to purchase additional Common Shares or purchasing Common Shares in the open market. In determining the source of Common Shares to close out the covered short position, the Underwriter will consider, among other things, the price of Common Shares available for purchase in the open market as compared to the price at which it may purchase additional Common Shares pursuant to the Over-Allotment Option granted to it. “Naked” short sales are any sales in excess of such Over-Allotment Option. The Underwriter must close out any naked short position by purchasing Common Shares in the open market. A naked short position is more likely to be created if the Underwriter is concerned that there may be downward pressure on the price of the Common Shares in the open market after pricing that could adversely affect investors who purchase in the Offering. Stabilizing transactions consist of various bids for or purchases of Common Shares made by the Underwriter in the open market prior to the completion of the Offering.
These transactions may be effected on the NYSE MKT, the TSXV or otherwise. Similar to other purchase transactions, the Underwriters’ purchases to stabilize the market price of the Common Shares may have the effect of raising or maintaining the market price of the Common Shares or preventing or mitigating a decline in the market price of the Common Shares.
Pursuant to policy statements of certain Canadian securities regulators, the Underwriters may not, throughout the period of distribution, bid for or purchase Common Shares. The foregoing restriction is subject to certain exceptions for bids or purchases made through the facilities of the TSXV, in accordance with the Universal Market Integrity Rules of the Investment Industry Regulatory Organization of Canada, including: (a) market stabilization or market balancing activities on the TSXV where the bid for or purchase of securities is for the purpose of maintaining a fair and orderly market in the securities, subject to price limitations applicable to such bids or purchases; (b) a bid or purchase on behalf of a client, other than certain prescribed clients, provided that the client’s order was not solicited by the Underwriter, or if the client’s order was solicited, the solicitation occurred before the commencement of a prescribed restricted period; and (c) a bid or purchase to cover a short position entered into prior to the commencement of a prescribed restricted period.
Neither we nor the Underwriters make any representation or prediction as to the direction or magnitude or any effect that the transactions described above may have on the price of the Common Shares. In addition, neither we nor the Underwriters make any representation that the Underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.
Stock Exchange Listings
The Common Shares are listed on the NYSE MKT and TSXV. We have applied to list the Offered Shares on the NYSE MKT and TSXV. Listing will be subject to our fulfilling all of the listing requirements of those exchanges. This may affect the pricing of the securities in the secondary market, the transparency and availability of trading prices, the liquidity of the securities and the extent of issuer regulation. See “Risk Factors.”
Further Issue of Securities
During the period of 120 days from the date of the Underwriting Agreement, we will not, without the prior written consent of the Lead Underwriter, on behalf of the Underwriters (not to be unreasonably withheld), (i) directly or indirectly, issue, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of any Common Shares or any securities convertible into or exercisable or exchangeable for Common Shares or file any registration statement under the Securities Act or any prospectus under Canadian securities laws with respect to any of the foregoing, (ii) enter into any swap or any other agreement or in respect of the foregoing, any transaction that transfers, in whole or in part, directly or indirectly, the economic consequences of ownership of the Common Shares, whether any such swap or transaction described in clause (i) or (ii) above is to be settled by delivery of Common Shares or such other securities, in cash or otherwise, or (iii) publicly announce an intention to do any of the foregoing. The foregoing sentence shall not apply to (A) any Common Shares issuable upon the conversion of our securities or exercise of warrants outstanding on the date hereof, (B) the Offered Shares to be sold under the Offering, (C) any Common Shares issued or options to purchase Common Shares granted pursuant to our existing employee plans, and (D) any Common Shares issuable pursuant to other rights or agreements to which we are a party or otherwise bound as of the date of the Underwriting Agreement.

Lock-Up Agreements
We have agreed with the Underwriters that our executive officers and directors will enter into lock-up agreements with the Underwriters pursuant to which each of these persons for a period of 120 days from the date of this Prospectus Supplement, may not, without the prior written consent of the Lead Underwriter, such consent not to be unreasonably withheld, (i) offer, sell, contract to sell, pledge, transfer, assign or otherwise dispose of or file a registration statement, prospectus or other Canadian securities offering document, with the SEC or any Canadian regulator in respect of, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder with respect to, any Common Shares or any other of our securities that are substantially similar to Common Shares or any securities convertible into or exchangeable or exercisable for, or any warrants or other rights to purchase the foregoing, (ii) enter into any swap or other arrangement that transfer to another, in whole or in part, any of the economic consequences of ownership of Common Shares or any of our other securities that are substantially similar to Common Shares or any securities convertible into or exchangeable or exercisable for, or any warrants or other rights to purchase, the foregoing, whether any such transaction is to be settled by delivery of Common Shares or such other securities, in cash or otherwise or (iii) publicly announce an intention to effect any transaction specified in clause (i) or (ii) above. The foregoing shall not apply to (a) transfers of Common Shares or any security convertible into or exercisable or exchangeable for Common Shares disposed of as bona fide gifts, (b) entry into written trading plans for the sale or other disposition of Common Shares for purposes of complying with Rule 10b5-1 under the Exchange Act, provided that no sales or other distributions may occur until the expiration of the lock-up agreement, (c) transfers of Common Shares or any security convertible into or exercisable or exchangeable for Common Shares as a result of testate, intestate succession or bona fide estate planning, (d) transfers to a trust, partnership, limited liability company or other entity, the majority of the beneficial interests of which are held, directly or indirectly, by such persons, (e) distributions of Common Shares or any security convertible into or exercisable or exchangeable for Common Shares to limited partners or stockholders of such persons and (f) the exercise of any option or warrant or the conversion of a security outstanding on the date of the lock-up agreement pursuant to our benefit plans; provided that in the case of any such permitted transfer or distribution pursuant to clause (a), (c), (d), (e) or (f), each transferee or distributee shall sign and deliver a lock-up agreement substantially similar to the agreement entered into by the executive officer or director.
Availability of Offering Documents
This Prospectus Supplement, the accompanying Base Prospectus and any free writing prospectus related to this Offering in electronic format may be made available on Internet sites or through other online services maintained by the Underwriters of this Offering, or by their affiliates. Other than this Prospectus Supplement, the accompanying Base Prospectus and any free writing prospectus related to this Offering made available in electronic format in this matter, the information on any website containing this Prospectus Supplement, the accompanying Base Prospectus and any free writing prospectus related to this Offering is not part of this Prospectus Supplement, the accompanying Base Prospectus, or the registration statement of which this Prospectus Supplement forms a part and such information has not been approved or endorsed by us or any Underwriters in such capacity and should not be relied on by prospective investors.
Foreign Regulatory Restrictions on Purchase of Common Shares
We have not taken any action to permit a public offering of the Offered Shares outside the United States or to permit the possession or distribution of this Prospectus Supplement and the accompanying Base Prospectus outside the United States, other than a simultaneous registered offering in Canada. Persons outside the United States who come into possession of this Prospectus Supplement and the accompanying Base Prospectus must inform themselves about and observe the restrictions relating to this Offering and the distribution of the Prospectus Supplement and the accompanying Base Prospectus outside the United States, and observe the offering instructions in the Canadian offering documents.
United Kingdom
In the United Kingdom this Prospectus Supplement and the accompanying Base Prospectus is being distributed only to, and is directed only at, investors who (i) have professional experience in matters relating to investments falling within Article 19(5) of the United Kingdom’s Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 as amended (the “Order”), or (ii) high net worth entities, and other person to whom it may be lawfully communicated, falling within Article 49(2)(a) to (d) of the Order (each such person being referred to as a “Relevant Person” and collectively referred to as “Relevant Persons”) and persons within the United Kingdom who receive this document (other than persons falling within (i) and (ii) above) should not rely on or act upon this document.
This Prospectus Supplement and the accompanying Base Prospectus has not been approved by an authorized person for the purpose of the Financial Conduct Authority Handbook nor is it a prospectus for the purposes of the Prospectus Directive. Any investment to which this Prospectus Supplement and the accompanying Base Prospectus relates is available in the United Kingdom only to (and any investment activity to which it related will be engaged only with) Relevant Persons. This Prospectus Supplement and the accompanying Base Prospectus is confidential and directed in the United Kingdom only at Relevant Persons and persons who are not Relevant Persons should not take any action based upon this document and should not rely on it. Each purchaser of Offered Shares resident in the United Kingdom will be deemed to have represented to us and the Underwriters, and acknowledges that each of us and the Underwriters are relying on such representation, that such purchaser is a Relevant Person.
The address of the Lead Underwriter is Suite 3100, 181 Bay Street, Toronto, Ontario, Canada M5J 2T3.

ENFORCEMENT OF CIVIL LIABILITIES
The enforcement by investors of civil liabilities under U.S. federal securities laws may be affected adversely by the fact that we are incorporated under the laws of the Province of British Columbia, Canada, that many of our officers and directors are residents of countries other than the United States, that some or all of the experts named in this Prospectus Supplement are residents of countries other than the United States, and that some of our assets and the assets of said persons are located outside the United States.
In particular, it may be difficult to bring and enforce suits against us or said persons under U.S. federal securities laws. It may be difficult for U.S. holders of our Common Shares to effect service of process on us or said persons within the United States or to enforce judgments obtained in the United States based on the civil liability provisions of the U.S. federal securities laws against us or said persons. In addition, a shareholder should not assume that the courts of Canada (i) would enforce judgments of U.S. courts obtained in actions against us, our officers or directors, or other said persons, predicated upon the civil liability provisions of the U.S. federal securities laws or other laws of the United States, or (ii) would enforce, in original actions, liabilities against us, our officers or directors or other said persons predicated upon the U.S. federal securities laws or other laws of the United States.
LEGAL MATTERS
Gregory T. Chu, A Law Corporation, Vancouver, British Columbia, has provided an opinion on the validity of the Common Shares offered by this Prospectus Supplement and the accompanying Base Prospectus with respect to matters of Canadian law. Certain legal matters related to this Prospectus Supplement and the accompanying Base Prospectus will be passed upon on our behalf by Carter Ledyard & Milburn LLP, New York, New York, with respect to matters of United States law.
As at the date hereof, the principals of Gregory T. Chu, A Law Corporation, as a group, beneficially own, directly or indirectly, in the aggregate less than one percent of the outstanding Common Shares.
EXPERTS
Our consolidated financial statements, which comprise the consolidated statements of financial position for the two years ended December 31, 2013 and 2012 and the consolidated statements of comprehensive loss, changes in shareholders’ equity and cash flows for the three years ended December 31, 2013, 2012 and 2011 have been incorporated by reference herein in reliance upon the report of Davidson & Company LLP, an independent registered public accounting firm, given upon the authority of that firm as an expert in accounting and auditing.
Information relating to our mineral projects contained in this Prospectus Supplement, the accompanying Base Prospectus or included in our Annual Report on Form 20-F for the fiscal year ended December 31, 2013 and other documents incorporated by reference into this Prospectus Supplement and the accompanying Base Prospectus, was prepared by, or derived from reports prepared by, Steven R. Koehler, B.Sc., CPG 10216, our Manager of Projects, Michael B. Dufresne, M.Sc., P. Geol., of Apex, Andrew Turner, B.Sc., P. Geol., of Apex and Steven J. Nicholls, BA.Sc. MAIG, of Apex.
Mr. Koehler is an employee of our company and Mr. Dufresne, Mr. Turner and Mr. Nicholls are each independent consultants retained by us. Mr. Koehler holds options to purchase up to an aggregate of 525,000 Common Shares at exercise prices ranging from Cdn$0.76 per share to Cdn$1.16 per share and expiring between February 2, 2017 and September 12, 2019. Each of the other aforementioned individuals and firm held, directly or indirectly, either less than one percent or none of our securities or the securities of any of our affiliates at or following the time when they prepared, supervised the preparation of, or reviewed and approved, as applicable, such reports.

PROSPECTUS

GOLD STANDARD VENTURES CORP.
$ 50,000,000
Common Shares
Warrants to Purchase Common Shares
Share Purchase Contracts
Subscription Receipts
Units
We may offer and sell from time to time up to an aggregate of  $50,000,000 of common shares (issued separately or upon exercise of warrants, the “Common Shares”), common share purchase warrants (“Warrants”), share purchase contracts (“Share Purchase Contracts”), subscription receipts (“Subscription Receipts”) and units (“Units”) (all of the foregoing collectively, the “Securities”) or any combination of such Securities in one or more issuances. The specific terms of any Securities offered will be described in supplements to this Prospectus. You should read this Prospectus and any applicable Prospectus Supplement together with additional information described under the headings “Where You Can Find More Information” and “Documents Incorporated by Reference” carefully before you purchase our securities. This Prospectus may not be used to offer Securities unless accompanied by a Prospectus Supplement which includes a description of the method and terms of that offering.
We may offer and sell these Securities to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis. The Prospectus Supplement for each offering of Securities will describe in detail the plan of distribution. If underwriters, dealers and agents are used to sell these Securities, we will name them and describe their compensation in a Prospectus Supplement. See “Plan of Distribution” and “About this Prospectus” for more information.
Our outstanding Common Shares are listed for trading in the United States on the NYSE MKT, LLC (the “NYSE MKT”), and in Canada on the TSX Venture Exchange (the “TSXV”), in each case under the symbol “GSV”. On June 12, 2014, the last reported sale price of our Common Shares on the NYSE MKT was $0.67 per Common Share and on the TSXV was Cdn$0.72 per Common Share. There is no market through which the Securities, other than the Common Shares, may be sold, and we do not expect such markets will develop.
The aggregate market value of our outstanding equity held by non-affiliates on June 12, 2014 was approximately $61,396,000. We have not issued any securities pursuant to Instruction I.B.5 of Form F-3 during the 12 calendar month period that ends on and includes the date hereof.
Investing in our Securities involves risks. Prior to purchasing our Securities, you should carefully consider the risk factors that will be described in any applicable Prospectus Supplement and the risk factors described in our filings with the Securities and Exchange Commission, as explained under the heading “Risk Factors” on page 5 of this Prospectus.
Neither the United States Securities and Exchange Commission (“SEC”) nor any state securities commission has approved or disapproved of these Securities or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offence.
The date of this Prospectus is July 31, 2014.

ABOUT THIS PROSPECTUS
This Prospectus is a part of a registration statement on Form F-3 that we have filed with the SEC utilizing a “shelf” registration process. Under this shelf registration process, we may sell the Securities described in this Prospectus in one or more offerings up to a total dollar amount of initial aggregate offering price of  $50,000,000. This Prospectus provides you with a general description of the Securities that we may offer. Each time we sell Securities under this process, we will provide a Prospectus Supplement that will contain specific information about the terms of that offering, including a description of any risks relating to the offering if those terms and risks are not described in this Prospectus. A Prospectus Supplement may also add, update, or change information contained in this Prospectus. If there is any inconsistency between the information in this Prospectus and the applicable Prospectus Supplement, you should rely on the information in the Prospectus Supplement.
Before investing in our Securities, please carefully read both this Prospectus and any Prospectus Supplement together with the documents incorporated by reference into this Prospectus, as listed under “Documents Incorporated by Reference,” and the additional information described below under “Where You Can Find More Information.”
The financial information incorporated by reference or otherwise contained in this Prospectus are stated in Canadian Dollars and have been prepared in accordance with International Financial Reporting Standards, as issued by the International Accounting Standards Board and interpretations of the International Financial Reporting Interpretations Committee, and thus may not be comparable to the financial statements of U.S. companies.
We may sell Securities to or through underwriters or dealers, and we may also sell Securities directly to other purchasers or through agents. To the extent not described in this Prospectus, the names of any underwriters, dealers, or agents retained by us in the sale of the Securities covered by this Prospectus, the principal amounts or number of shares or other Securities, if any, to be purchased by such underwriters or dealers, and the compensation, if any, of such underwriters, dealers, or agents will be described in a Prospectus Supplement.
Owning our Securities may subject you to tax consequences in the United States. This Prospectus or any applicable Prospectus Supplement may not describe these tax consequences fully. You should read the tax discussion in any Prospectus Supplement with respect to a particular offering and consult your own tax advisor with respect to your own particular circumstances.
You should rely only on the information contained in or incorporated by reference into this Prospectus or a Prospectus Supplement. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. The distribution or possession of this Prospectus in or from certain jurisdictions may be restricted by law. This Prospectus is not an offer to sell the Securities and is not soliciting an offer to buy the Securities in any jurisdiction where the offer or sale is not permitted or where the person making the offer or sale is not qualified to do so or to any person to whom it is not permitted to make such offer or sale. You should assume that the information contained in this Prospectus and in any applicable Prospectus Supplement is accurate only as of the date on the front cover of this Prospectus or Prospectus Supplement, as applicable, and the information incorporated by reference into this Prospectus or any Prospectus Supplement is accurate only as of the date of the document incorporated by reference. Our business, financial condition, results of operations and prospects may have changed since that date.
Our principal executive office is located at Suite 610 – 815 West Hastings Street, Vancouver, B.C., Canada V6C 1B4, phone (604) 669-5702.
In this Prospectus, unless the context otherwise requires, references to “Gold Standard,” the “Company,” “we,” “us,” or “our” refers to Gold Standard Ventures Corp. and/or our wholly owned subsidiaries.
Currency and Exchange Rate Information
Unless otherwise stated, currency amounts in this Prospectus are stated in Canadian dollars. References in this Prospectus to “$” are to Canadian dollars and references to “U.S. $” are to U.S. dollars. The consolidated financial statements incorporated by reference into this Prospectus and the documents incorporated by reference into this Prospectus, and the financial data derived from those consolidated financial statements included in this Prospectus, are presented in Canadian dollars.
The following table lists, for each period presented, the high and low exchange rates, the average of the exchange rates during the period indicated, and the exchange rates at the end of the period indicated, for one Canadian dollar, expressed in United States dollars, based on the noon exchange rate published by the Bank of Canada.
	Year Ended December 31,
	2013	2012	2011
High	1.0204	1.0310	1.0630
Low	0.9345	0.9615	0.9383
Average	0.9709	1.0000	1.0110
Period End	0.9401	1.0042	0.9833
The following table sets forth the high and low exchange rates for one Canadian dollar expressed in terms of one U.S. dollar for the past six months:
Month	High	Low
May 2014	0.9247	0.9085
April 2014	0.9210	0.9046
March 2014	0.9120	0.8889
February 2014	0.9131	0.8986
January 2014	0.9423	0.8952
December 2013	0.9454	0.9348
November 2013	0.9602	0.9437
On June 12, 2014, the last trading day before the filing of this Prospectus, the noon exchange rate, as reported by the Bank of Canada for the conversion of Canadian dollars into United States dollars, was $1.00 equals U.S. $0.9216.
WHERE YOU CAN FIND MORE INFORMATION
We are subject to the information requirements of the United States Securities Exchange Act of 1934 (the “Exchange Act”) and, accordingly, we file reports with and furnish other information to the SEC. As a “foreign private issuer”, for SEC reporting requirements, we are exempt from the rules under Section 14 of the Exchange Act prescribing the furnishing and content of proxy statements, and our officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act, and we file an annual report and periodic reports of information reported in Canada and are not subject to Exchange Act reporting for U.S. domestic issuers. Under the Exchange Act, we are not required to publish financial statements as frequently or as promptly as U.S. companies. You may read and copy any document that we have filed with the SEC at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of the same documents from the public reference room of the SEC by paying a fee. You should call the SEC at 1-800-SEC-0330 or access its web site at www.sec.gov for further information about the public reference room. The SEC’s Electronic Data Gathering and Retrieval (“EDGAR”) system at www.sec.gov contains all public documents that we file electronically with the SEC. All Internet references in this Prospectus are inactive textual references and we do not incorporate website contents into this Prospectus.
We are also a reporting issuer in British Columbia, Canada and are required to file through the System for Electronic Document Analysis and Retrieval (SEDAR), the Canadian equivalent of the SEC’s EDGAR system, at www.sedar.com, periodic reports, including audited annual financial statements and unaudited quarterly financial statements, material change reports and management proxy circulars and related materials for annual and special meetings of our shareholders. In addition, substantially all of the disclosure materials that we file with the SEC are also available on SEDAR.
We have filed with the SEC under the United States Securities Act of 1933 (the “Securities Act”) a registration statement on Form F-3, of which this Prospectus is a part. This Prospectus does not contain all of the information set forth in such registration statement, and you should refer to the registration statement and its exhibits to read that information. For further information about us and our Common Shares, you are encouraged to refer to the registration statement and to the exhibits filed with it. Statements contained in this Prospectus as to the provisions of documents filed as exhibits are not necessarily complete, and in each instance reference is made to the copy so filed that is included as an exhibit to the registration statement, and each such statement in this Prospectus is qualified in all respects by such reference.
DOCUMENTS INCORPORATED BY REFERENCE
The following documents filed with or furnished to the SEC are specifically incorporated by reference into, and form a part of, this Prospectus:
•
our Annual Report on Form 20-F for the fiscal year ended December 31, 2013, which includes our consolidated statements of financial position as at December 31, 2013 and 2012, our consolidated statements of comprehensive loss for the years ended December 31, 2013, 2012 and 2011, our consolidated statements of changes in shareholders’ equity for the years ended December 31, 2013, 2012 and 2011, our consolidated statements of cash flows for the years ended December 31, 2013, 2012 and 2011, and notes thereto, together with reports of independent registered accountants, beginning on page F-1 of the Form 20-F, and our management’s discussion and analysis included as Item 5- “Operating and Financial Review and Prospects,” furnished to the SEC on April 29, 2014 [File No. 000-51236];

•
our unaudited condensed interim consolidated financial statements for the three months ended March 31, 2014 and 2013, included as Exhibit 99.1 to our Report on Form 6-K, furnished to the SEC on May 16, 2014;

•
our management discussion and analysis for the three months ended March 31, 2014 and 2013, included as Exhibit 99.2 to our Report on Form 6-K, furnished to the SEC on May 16, 2014;

•
our material change report, dated June 5, 2014, describing the proposed sale of non-core early exploration stage assets to Tanqueray Exploration Ltd. (“Tanqueray”) and changes in management and our technical team, and also the independent registered public accountants’ audit report containing a going concern explanatory note, included as Exhibit 99.1 to our Report on Form 6-K, furnished to the SEC on June 6, 2014;

•
our press release, dated May 30, 2014, reporting the sale of non-core assets to Tanqueray in exchange for a combination of cash and shares, and the resignation of David C. Mathewson as the Vice-President, Exploration and a director and the appointment of Mac Jackson, Jr. as our new Vice President, Exploration, included as Exhibit 99.2 to our Report on Form 6-K, furnished to the SEC on June 6, 2014;

•
our press release, dated June 5, 2014, announcing an update on the Pinion drilling, and also the postponement of our annual general meeting, the report by our independent registered public accountants to our 2013 audited consolidated financial statements having a going concern explanatory note, and the transition payments to a former employee (mentioned in the May 30 press release), included as Exhibit 99.3 to our Report on Form 6-K furnished to the SEC on June 6, 2014;

•
our material change report, dated May 15, 2014, reporting assays from certain historic drill holes from the Pinion Deposit not previously assayed for gold obtained from Scorpio Gold Corporation (“Scorpio”), as part of our acquisition of the remaining interests in the Pinion Deposit, included as Exhibit 99.1 to our Report on Form 6-K, furnished to the SEC on May 16, 2014;

•
our press release, dated April 29, 2014, announcing the commencement of drilling on Pinion oxide gold deposit in Nevada’s Carlin Trend, included as Exhibit 99.1 to our Report on Form 6-K, furnished to the SEC on April 29, 2014;

•
our material change report, dated March 5, 2014, announcing the closing of our market private placement offering of units for gross proceeds of approximately $11 million and the acquisition of the remaining interests in the Pinion Deposit from Scorpio, included as Exhibit 99.1 to our Report on Form 6-K, furnished to the SEC on March 6, 2014;

•
our material change report, dated March 3, 2014, clarifying and retracting certain technical disclosure relating to our Railroad-Pinion Project from information contained in our website, corporate presentations, public filings and investor material, included as Exhibit 99.1 to our Report on Form 6-K, furnished to the SEC on March 3, 2014;

•
our material change report, dated February 6, 2014, announcing a $10 million marketed private placement of our units, included as Exhibit 99.1 to our Report on Form 6-K, furnished to the SEC on February 6, 2014;

•
our material change report, dated January 28, 2014, announcing our entry into a binding letter of intent to acquire the remaining interests in the Pinion Deposit situated contiguous to the south of our Railroad Project from Scorpio included as Exhibit 99.1 to our Report on Form 6-K, furnished to the SEC on January 29, 2014;

•
our material change report, dated January 23, 2014, reporting metallurgical results from the Bald Mountain gold-copper oxide target and assay results from drill holes RRB 13-02 and RRB 13-03 within the Central Bullion area of the Railroad Project, included as Exhibit 99.1 to our Report on Form 6-K, furnished to the SEC on January 24, 2014;

•
our material change report, dated January 22, 2014, reporting assay results from drill hole RR13-14 on the North Bullion deposit on our Railroad Project and preliminary metal metallurgical result from such deposit, included as Exhibit 99.1 to our Report on Form 6-K, furnished to the SEC on January 23, 2014;

•
our Management Information Circular dated May 17, 2013 in connection with our annual meeting of shareholders held on June 26, 2013, included as Exhibit 99.1 to our Report on Form 6-K furnished to the SEC on May 29, 2013;

•
our Form 8-A registration statement furnished to the SEC on June 21, 2012;

•
the description of our Common Shares set forth in our registration statement on Form 20-F, filed with the SEC on July 28, 2011, including any further amendment to such registration statement or report filed for the purpose of amending such description; and

•
our Shareholders Right Plan Agreement, dated June 1, 2011, with Computershare Trust Company of Canada, included as Exhibit 2.1 to our registration statement on Form 20-F, filed with the SEC on July 28, 2011.

In addition, all documents that we file or furnish to the SEC pursuant to the Exchange Act after the date of this Prospectus and prior to the completion or termination of this offering shall be deemed to incorporated by reference into this Prospectus (and in case of a Form 6-K, if and to the extent expressly provided in such report). Also, we may incorporate by reference future reports on Form 6-K that we furnish subsequent to the date of this Prospectus by stating in those Form 6-Ks that they are being incorporated by reference into this Prospectus.
Any statement contained in a document incorporated by reference into this Prospectus shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained in this Prospectus, in one of those other documents or in any other later filed document that is also incorporated by reference into this Prospectus modifies or supersedes that statement. The modified or superseded statement need not state that it modifies or supersedes. The making of a modifying or superseding statement shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus. Any such statement so modified or superseded shall not be deemed in its unmodified or superseded form to constitute a part of this Prospectus.
Any person receiving a copy of this Prospectus, including any beneficial owner, may obtain without charge, upon written or oral request, a copy of any of the documents incorporated by reference into this Prospectus, except for the exhibits to those documents unless the exhibits are specifically incorporated by reference into those documents. Requests should be directed to our principal executive office, Suite 610 – 815 West Hastings Street, Vancouver, B.C., Canada V6C 1B4, Attention: Richard S. Silas, Secretary, (604) 669-5702. The information on our website is not incorporated into and does not form a part of this Prospectus.

RISK FACTORS
An investment in our Securities is highly speculative and subject to a number of known and unknown risks. Only those persons who can bear the risk of the entire loss of their investment should purchase our Securities. Before making an investment decision, you should carefully consider the risk factors below as well as the risk factors incorporated by reference to our Annual Report on Form 20-F for the fiscal year ended December 31, 2013, and the other information contained in this Prospectus, as updated by our subsequent filings under the Exchange Act and the risk factors and other information contained in any applicable Prospectus Supplement. Each of the referenced risks and uncertainties mentioned below and incorporated by reference herein could adversely affect our business, operating results, and financial condition, as well as adversely affect the value of our Securities. The risks mentioned below are not intended to represent a complete list of the risks that could affect us. Additional risks and uncertainties not known to us or that we believe are immaterial may also adversely affect our business, operating results and financial condition and the value of an investment in our Securities, which could cause investors to lose part or all of their investment.
We have a limited operating history
We have a limited history of operations and all of our properties are in the exploration stage. In May 2014, we entered into a letter of intent to sell our entire portfolio of non-core early stage exploration assets to concentrate our efforts on the Railroad-Pinion Project on Nevada’s Carlin Trend. We have not generated any operating revenues. As such, we are subject to many risks common to such enterprises, including under-capitalization, cash shortages, limitations with respect to personnel and lack of revenues.
We have a history of losses and negative operating cash flow and expect to incur losses for the foreseeable future.
We have not been profitable since our inception, have had a negative cash flow from operational activities and do not expect to generate revenues in the foreseeable future. For the fiscal year ended December 31, 2013 and for the three months ended March 31, 2014, we had net losses of  $4,357,959 and $3,811,433 (including a write down of  $1,401,452 in exploration and evaluation costs), respectively. At March 31, 2014, we had an accumulated deficit of  $20,944,297 To become profitable, we must first establish commercial quantities of mineral reserves on our properties, and then either develop such properties or locate and enter into agreement with third party operators to bring such properties into production. Mineral exploration and development involves a high degree of risk that even a combination of careful evaluation, experience and knowledge cannot eliminate, and few properties that are explored are ultimately developed into producing mines. In the event we undertake development activity on any of our properties, there is no certainty that we will produce revenue, operate profitably or provide a return on investment in the future. It could be years before we receive any revenues from the production of gold or other precious metals, if ever.
We may not be able to continue as a going concern
We have limited financial resources and no operating revenues. To maintain our existing interest in the Railroad-Pinion Project and other projects, we have contractually agreed to make certain expenditures and debt servicing on the properties. The report of the independent registered public accountants to our consolidated financial statements for the fiscal year ended December 31, 2013 contained a note that indicated the existence of material uncertainties that raised substantial doubt about our ability to continue as a going concern.
As of March 31, 2014, we had cash on hand of  $2,324,996 (unaudited) and a working capital deficiency of  $608,325 (unaudited), after taking into account the $2,500,000 secured promissory note due to Scorpio Gold Corporation (“Scorpio”) on March 4, 2015, see “Use of Proceeds”). While such cash position should enable us to carry out a small portion of the recommended Phase 1 work program on the Railroad-Pinion Project, we will require additional capital to fund the full cost of Phase 1.
If we raise additional funding through equity financings, our current shareholders will suffer dilution and the price of our Common Shares may decrease.
Given our current stage of development, we believe the most realistic source of funds presently available to us is through the sale of equity capital. While there are no assurances we will be able to raise additional financing on reasonably commercial terms or at all, any sale of equity capital will result in dilution to existing shareholders and the price of our Common Shares may decrease.

Management will have discretion over the use of proceeds from the sale of Securities.
Our management will have certain discretion over the use of proceeds of any offering of Securities as well as the timing of expenditures. As a result, investors will be relying on the judgment of management as to the specific application of the proceeds of any offering of Securities. Management may use the net proceeds of any offering of Securities in ways that an investor may not consider optimal. The results and effectiveness of the application of the net proceeds of any offering of Securities are uncertain. See “Use of Proceeds”.
There is no active, stable market for the Common Shares.
Our Common Shares are listed on and on the NYSE-MKT in the United States and the TSXV in Canada. During the past year, trading in the Common Shares has, at times, been limited, sporadic and subject to large fluctuations in market price. There can be no assurance that an active, stable market will develop or be sustained in the future. If an active, stable public market for the Common Shares does not develop in the future, or if developed, is not sustained, the liquidity of the Common Shares may be limited. The liquidity of the trading market in the Common Shares, and the market price for the Common Shares, may be adversely affected by, among other things:
•
changes in our financial performance or prospects;

•
changes or perceived changes in our creditworthiness;

•
prospects for companies in the industry generally;

•
the number of holders of the Common Shares;

•
the interest of securities dealers in making a market for the Common Shares; and

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prevailing interest rates.

The stock market in general, and the market for mining company stocks in particular, has historically experienced significant price and volume fluctuations. Volatility in the market price for a particular issuer’s securities has often been unrelated to the operating performance of that issuer. As a result of any of these factors, the market price of the Common Shares at any given point in time may not accurately reflect our long-term value.
Our Common Shares are subject to maintaining NYSE MKT requirements which could affect the continued listing.
Failure to meet the applicable maintenance requirements of the NYSE MKT could result in our Common Shares being delisted from the NYSE MKT. For continued listing, the NYSE MKT requires, among other things, an issuer which has continuing losses from operations to maintain certain levels of shareholders equity, subject to other tests involving market capitalization, assets and shareholdings. We are seeking additional equity capital to fulfill the NYSE MKT requirements. The NYSE MKT may allow an issuer up to 18 months to regain compliance with its maintenance requirements.
In the event we are delisted from the NYSE MKT, our Common Shares may be eligible for trading on the over-the-counter market in the United States. However, the over-the-counter market will likely have less liquidity and more price volatility than the NYSE MKT, possibly resulting in lower prices that could impair future financings.
There can be no assurance as to the liquidity of the trading market for certain Securities or that a trading market for certain Securities will develop.
There is no public market for the Warrants, Share Purchase Contracts, Subscription Receipts or Units and, unless otherwise specified in the applicable Prospectus Supplement, we do not intend to apply for listing of these securities on any trading market. If these Securities are traded after their initial issue, they may trade at a discount from their initial offering prices depending on the market for similar securities, prevailing interest rates and other factors, including general economic conditions and our financial condition. There can be no assurance as to the liquidity of the trading market for any Warrants, Share Purchase Contracts, Subscription Receipts or Units or that a trading market for these securities will develop.

FORWARD-LOOKING STATEMENTS
This Prospectus and the documents incorporated by reference into this Prospectus and any accompanying Prospectus Supplements contain “forward -looking statements,” as defined in Section 27A of the Securities Act, and Section 21E of the Exchange Act, that are based on our current expectations, assumptions, estimates, beliefs and projections about us. These forward-looking statements are subject to various known and unknown risks and uncertainties. Generally, the forward-looking statements can be identified by the use of terminology followed by or that include words such as “seeks”, “plans”, “expects”, “is expected”, “budget”, “scheduled”, “estimates”, “forecasts”, “intends”, “anticipates”, or “believes”, or variations of such words and phrases or statements that certain actions, events or results “may”, “could”, “should”, “would”, “might” or “will be taken”, “occur” or “be achieved”, or the negative forms of any of these words and other similar expressions. Forward-looking statements may relate to future financial conditions, results of operations, plans, objectives, performance or business developments.
Our ability to predict the results of our operations or the effects of various events on our operating results is inherently uncertain. Therefore, we caution you to consider carefully the matters described under the caption “Risk Factors” and certain other matters discussed in this Prospectus, the documents incorporated by reference in this Prospectus, any applicable Prospectus Supplement, and other publicly available sources. Such factors and many other factors beyond the control of our management could cause our actual results, performance or achievements to be materially different from any future results, performance or achievements that may be expressed or implied by the forward-looking statements. If one or more of these risks or uncertainties materializes, or if our underlying assumptions prove incorrect, our actual results may vary materially from those anticipated, believed, expected, estimated or projected. Forward-looking statements are not a prediction of future events or circumstances, and those future events or circumstances may not occur. Given these uncertainties, you are cautioned not to place undue reliance on such forward-looking statements. Forward-looking statements are based upon our beliefs, opinions and expectations at the time they are made and speak only as of the date they are made, and we do not assume any obligation to update our forward-looking statements if those beliefs, opinions, expectations or other circumstances should change, except as required by applicable law.
We qualify all the forward-looking statements contained in this Prospectus and the documents incorporated by reference in this Prospectus and any Prospectus Supplement by the foregoing cautionary statements. For the reasons set forth above, persons should not place undue reliance on forward-looking statements.
CAUTIONARY NOTE FOR U.S. INVESTORS REGARDING RESERVE AND RESOURCE ESTIMATES
The disclosures in this Prospectus and the documents incorporated by reference have been, and any Prospectus Supplement will be, prepared in accordance with the requirements of Canadian securities laws, which differ from the requirements of United States securities laws. Disclosure, including scientific or technical information, has been made in accordance with Canadian National Instrument 43-101 Standards of Disclosure for Mineral Projects (“NI 43-101”). NI 43-101 is a rule developed by the Canadian Securities Administrators that establishes standards for all public disclosure an issuer makes of scientific and technical information concerning mineral projects. Canadian standards under NI 43-101 differ significantly from the standards in the SEC Industry Guide 7 under Regulation S-K of the Securities Act.
In particular, and without limiting the generality of the foregoing, the term “resource” does not equate to the term “reserve”. Under United States standards, mineralization may not be classified as a “reserve” unless the determination has been made that the mineralization could be economically and legally produced or extracted at the time the reserve determination is made. Among other things, all necessary permits would be required to be in hand or issuance imminent in order to classify mineralized material as reserves under SEC standards. In addition, the terms “mineral resource”, “measured mineral resource”, “indicated mineral resource” and “inferred mineral resource” are defined in and required to be disclosed by NI 43-101; however, these terms are not defined under SEC Industry Guide 7, and these terms or other descriptions of the amount of mineralization in mineral deposits that do not constitute “reserves” by United States standards are normally not permitted to be used in reports and registration statements filed with the SEC. United States investors should also understand that “measured mineral resources”, “indicated mineral resources” and “inferred mineral resources” have a great amount of uncertainty as to their existence and as to their economic and legal feasibility. Investors are cautioned not to assume that any part, or all, of the mineral deposits in these categories will ever be converted into mineral reserves. In accordance with Canadian rules, estimates of  “inferred mineral resources” cannot form the basis of feasibility or other economic studies. Investors are cautioned not to assume that all or any part of an “inferred mineral resource” exists or is economically or legally mineable, or that all or any part of an “inferred mineral resource” will ever be upgraded to a higher category. In addition, the definitions of  “proven” and “probable mineral reserves” used in NI 43-101 differ from the definitions in the SEC Industry Guide 7. Disclosure of “contained ounces” is permitted disclosure under Canadian regulations; however, the SEC normally only permits issuers to report mineralization that does not constitute reserves as in place tonnage and grade without reference to unit measures.
Accordingly, information contained in this Prospectus, any documents incorporated by reference herein and any Prospectus Supplement containing descriptions of our mineral properties may not be comparable to similar information made public by U.S. companies subject to the reporting and disclosure requirements under the United States federal securities laws and the rules and regulations thereunder.
THE COMPANY
We are a Canadian-based mineral exploration company engaged, through our subsidiaries, in the identification, acquisition, evaluation and exploration of gold-bearing mineral resource properties in Nevada, U.S. We are in the exploration stage as none of our properties is currently in production.
Our flagship property is the Railroad-Pinion project located in Elko County, Nevada (the “Railroad-Pinion Project”). The Railroad-Pinion Project is an early to intermediate stage prospective gold exploration target, with a favorable structural, geological and stratigraphic setting, comprising approximately 28,553 gross acres (11,555 hectares) within the Railroad and Pinion districts at the southeast end of the Carlin Trend of north-central Nevada. Over the past three years, we have explored the Railroad portion of the Railroad-Pinion Project for Carlin style gold mineralization through the execution of an aggressive and on-going geological model-driven exploration program that includes geological mapping, geochemical sampling, geophysical surveys and drilling. This work has confirmed and expanded previously identified zones of mineralization and has resulted in the discovery of several new zones and styles of mineralization. In addition, our March 2014 acquisition of the Pinion Deposit and surrounding area represents an important near surface exploration target with a number of historic, non-NI 43-101 compliant historic resource calculations. Our primary objective at the Railroad-Pinion Project is to continue to explore the area with the goal of delineating a NI 43-101 compliant resource and establishing reserves thereon.
In addition to the Railroad-Pinion Project, we hold or control a 100% undivided interest in the Crescent Valley North (“CVN”) and Camp Douglas Projects. They are early stage gold, silver and/or copper exploration projects located in north-central Nevada. In May 2014, we entered into a binding letter of intent to sell our entire portfolio of non-core assets, including our interests in the CVN and Camp Douglas Projects, to Tanqueray Exploration Ltd, (TSXV: TQY) for $150,000 and 60,000,000 shares of Tanqueray Common Stock, representing approximately 88% of its shares to be outstanding after the closing. Upon entry into the letter of intent, David Mathewson resigned as our director and VP of Exploration and is to be VP Exploration and Interim President and CEO of Tanqueray. The closing is occur on or about August 15, 2014, subject to certain conditions, including Exchange approval. This sale was based upon our strategic decision to concentrate on the Railroad-Pinion Project, as described in “Use of Proceeds.”
USE OF PROCEEDS
The net proceeds that we receive from the sale of Securities, the proposed use of those proceeds and the specific business objectives which we expect to accomplish with such proceeds will be set forth in the applicable Prospectus Supplement. We are making this offering concurrently with a registered offering in the provinces of British Columbia, Alberta and Ontario, Canada for up to $50 million of Securities. Any Securities sold in the Canadian offering will reduce the amount of Securities sold hereunder; however, the net proceeds of the Securities sold in Canada would be used for the same purposes as the use of proceeds herein.

The principal portion of the net proceeds will be devoted to the exploration and, if warranted, the development of the Railroad-Pinion Project, including completion of the Phase 1 work program recommended in a March 31, 2014 updated NI 43-101 compliant technical report titled “Technical Report on the Railroad and Pinion Projects Elko County, Nevada USA” (the “Railroad-Pinion Report”). The Phase 1 program includes a total of 156,000 feet (47,550 m) of a combination of RC and core drilling at a variety of targets across the Railroad-Pinion Project area including additional in-fill and step-out drilling at the North Bullion, Bald Mountain and Central Bullion target areas and drilling to confirm and potentially expand upon the results of historical drilling at the Pinion Deposit for a total cost of  $14,175,000. Other recommended property wide activities include geological mapping, geochemical sampling, ground and airborne geophysical surveys, further density and metallurgical test work along with geological modeling leading to resource estimation and preliminary engineering and environmental studies. The estimated cost to conduct these studies is $1,075,000 and along with a contingency of 10%, yields an overall budget to complete the recommended work of  $16,775,000, with the amount of work to be undertaken related to the availability of capital.
Depending upon the outcome of the Phase 1 work program, our financial requirements at the time, the availability of other funds and the timing and size of the offering, we may use the proceeds from the sale of Securities to carry out additional exploration and development work on the Railroad-Pinion Project.
In addition, we expect to use a portion of the proceeds to pay the principal and interest on the $2,500,000 promissory note due to Scorpio on March 4, 2015. This note represents the balance of the closing purchase price payable by us to Scorpio in connection with our March 2014 acquisition of the remaining interests in the Pinion Deposit.
We intend to use the funds as described above and as set forth in the applicable Prospectus Supplement based on budgets approved by our board of directors and consistent with established internal control guidelines and the Railroad-Pinion Report. However, we caution that while the recommended work program and budget set out in the Railroad-Pinion Report represents our current proposed work program and the estimated costs of accomplishing the various objectives set out therein, we expect the actual work and final costs required to accomplish these objectives will differ in ways which we cannot yet determine. The Phase 1 work program recommended in the Railroad-Pinion Report should not be regarded as a final statement of what work will actually be carried out and the costs associated therewith. Furthermore, there may be circumstances where, on the basis of results obtained or for other sound business reasons, a re-allocation of funds may be necessary or prudent. Accordingly, our management will have broad discretion in the application of the proceeds of an offering of Securities. The actual amount that we spend in connection with each of the intended use of proceeds may vary significantly from the amounts specified above and will depend on a number of factors, including those referred to in “Risk Factors.”
Currently we generate no operating revenue from the exploration activities on our properties and have negative cash flow from operating activities. We expect that we will continue to have negative cash flow until such time that commercial production, if any, is achieved at the Railroad-Pinion Project or one of our other projects. We anticipate that a portion of the net proceeds from the sale of Securities will be used to fund negative cash flow from operating activities, the extent of which will depend on a number of factors, including our financial requirements at the time, the availability of other funds and the timing and size of the offering. Such anticipated use will be set forth in the applicable Prospectus Supplement. We have a history of net losses and negative operating cash flow and cannot assure that we will ever be profitable.
All expenses relating to an offering of Securities and any compensation paid to underwriters, dealers or agents, as the case may be, will be paid out of the proceeds from the sale of Securities, unless otherwise stated in the applicable Prospectus Supplement. Pending the use of available funds outlined, we intend to invest the net proceeds in short-term, investment grade, interest-bearing securities and other marketable securities. Specific information concerning the use of proceeds from the sale of any Securities will be included in the Prospectus Supplement relating to such securities.

Description of Common Shares
We are authorized to issue an unlimited number of Common Shares. As of June 12, 2014, 112,445,113 Common Shares were issued and outstanding.
Our Common Shares are entitled to one vote per share on all matters submitted to a vote of our shareholders, including the election of directors. Except as otherwise required by law, the holders of our Common Shares will possess all voting power. Generally, all matters to be voted on by shareholders must be approved by a majority (or, in the case of election of directors, by a plurality) of the votes entitled to be cast by all Common Shares that are present in person or represented by proxy. Provisions as to the modification, amendment or variation of the rights attached to our share capital are contained in our articles and the Business Corporations Act (British Columbia). Generally speaking, substantive changes to the share capital require the approval of our shareholders by special resolution (at least 66 2/3% of the votes cast).
The holders of our Common Shares are entitled to such dividends as may be declared from time to time by our board of directors from funds legally available therefor.
Upon liquidation, dissolution or winding up of our company, holders of Common Shares are entitled to receive pro rata our assets, if any, remaining after payments of all debts and liabilities. No Common Shares have been issued subject to call or assessment. Our articles do not include any pre-emptive or conversion right or any provisions for redemption or purchase for cancellation, surrender, or sinking or purchase funds or any restrictions on the issuance of additional Common Shares or other securities attaching to our Common Shares.
In the event of any merger or consolidation with or into another company in connection with which our Common Shares are converted into or exchangeable for shares, other securities or property (including cash), all holders of our Common Shares will be entitled to receive the same kind and amount of shares and other securities and property (including cash).
On June 1, 2011, we adopted a shareholder rights plan (the ‘‘Rights Plan’’) for the purpose of encouraging potential offerors seeking to make a takeover bid for us to comply with certain minimum conditions or be subject to the dilutive features of the Rights Plan in an effort to achieve fair and equal treatment of our shareholders. The Rights Plan provides that one ‘‘right’’ attaches to each outstanding Common Share, and also one right for each subsequently issued Common Share, entitling the holder to purchase, in the prescribed circumstances and subject to exceptions, additional Common Shares in accordance with the terms and conditions of the Rights Agreement dated June 1, 2011 between ourselves and Computershare Trust Company of Canada, as rights agent. The Rights Plan is to expire on the day that our general meeting of shareholders is held in 2014 (unless extended at such meeting), subject to earlier termination as set forth in the Rights Plan.
There are no indentures or agreements limiting the payment of dividends on our Common Shares and there are no special liquidation rights or subscription rights attaching to our Common Shares.
Dividends
As of the date of this Prospectus, we have not paid any dividends to our shareholders. The declaration of any future dividends will be at the discretion of our board of directors and will depend upon our earnings, if any, our capital requirements and financial position, general economic conditions, and other pertinent factors. We currently do not intend to pay any dividends in the foreseeable future, but rather to reinvest earnings, if any, in our exploration activities.
Transfer Agent And Registrar
Our registrar and transfer agent for our Common Shares is Computershare Trust Company of Canada, located at 510 Burrard Street, Vancouver, British Columbia Canada V5K 1A1. The co-transfer agent and registrar for the Common Shares in the United States is Computershare Trust Company, N.A., at its office at 3200 Cherry Creek Drive South, Denver, CO, 80209.
Trading of Our Common Shares
Our Common Shares are traded on the NYSE MKT and on the TSVX, in both cases under the symbol “GSV.” On June 12, 2014, the last reported sale price of our Common Shares on the NYSE MKT was U.S. $0.67 per Common Share and on the TSXV was $0.72 per Common Share.

DESCRIPTION OF WARRANTS
We may issue Warrants that entitle the holder to purchase Common Shares. Warrants may be issued independently or together with Common Shares, and may be attached to or separate from any offered Securities. As of June 12, 2014, we had outstanding a total of 7,594,428 Warrants, each Warrant entitling the holder to purchase one Common Share at an exercise price of  $1.00 on or before March 4, 2016.
Subject to applicable securities laws, each series of Warrants may be issued under a separate warrant indenture to be entered into between us and one or more banks or trust companies acting as Warrant agent. The Warrant agent will act solely as our agent and will not assume a relationship of agency with any holders of Warrant certificates or beneficial owners of Warrants. We may also choose to act as our own warrant agent or may choose one of our subsidiaries to do so. The applicable Prospectus Supplement will include details of the Warrant agreements governing the Warrants being offered. A copy of any warrant indenture relating to an offering of Warrants will be filed by us with the applicable securities regulatory authorities in Canada and the United States after it has been entered into by us.
The particular terms of each issue of Warrants will be described in the related Prospectus Supplement. This description will include, where applicable:
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the designation and aggregate number of Warrants;

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the price at which the Warrants will be offered;

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the currency or currencies in which the Warrants will be offered;

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the designation, number and terms of the Common Shares purchasable upon exercise of the Warrants, and procedures that will result in the adjustment of those numbers;

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the date on which the right to exercise the Warrants will commence and the date on which the right will expire;

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the exercise price of the Warrants;

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the designation, number and terms of any Securities with which the Warrants will be offered, if any, and the number of the Warrants that will be offered with each Security;

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if the Warrants are issued as a Unit with another Security, the date or dates, if any, on or after which the Warrants and the related Securities will be transferable separately;

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any minimum or maximum amount of Warrants that may be exercised at any one time;

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any terms, procedures and limitations relating to the transferability, exchange or exercise of the Warrants;

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whether the Warrants will be subject to redemption or call and, if so, the terms of such redemption or call provisions;

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the material United States and Canadian tax consequences of owning the Warrants; and

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any other material terms or conditions of the Warrants.

Each Warrant will entitle the holder of the Warrant to purchase Common Shares at the exercise price provided in the applicable Prospectus Supplement. The exercise price may be subject to adjustment upon the occurrence of events described in the applicable Prospectus Supplement. Holders may exercise Warrants at any time up to the close of business on the expiration date set forth in the applicable Prospectus Supplement. After the close of business on the expiration date, unexercised Warrants will become void. The place or places where, and the manner in which, Warrants may be exercised will be specified in the applicable Prospectus Supplement.
Prior to the exercise of any Warrants to purchase Common Shares, holders of the Warrants will not have any of the rights of holders of the underlying Common Shares, including the right to receive payments of dividends, if any, on the underlying Common Shares, or to exercise any applicable right to vote. We may amend the warrant indenture(s) and the Warrants, without the consent of the holders of the Warrants, to cure any ambiguity, to cure, correct or supplement any defective or inconsistent provision, or in any other manner that will not prejudice the rights of the holders of outstanding Warrants, as a group.
DESCRIPTION OF SHARE PURCHASE CONTRACTS
We may issue Share Purchase Contracts, including contracts obliging holders to purchase from the us, and for us to sell to the holders, a specified number of Common Shares, at a future date or dates, or similar contracts issued on a “prepaid” basis. Share Purchase Contracts may include installment receipts. The price per Common Share and the number of Common Shares may be fixed at the time the Share Purchase Contracts are issued or may be determined by reference to a formula set forth in the Share Purchase Contracts. The Share Purchase Contracts may require either the Common Share purchase price be paid at the time the Share Purchase Contracts are issued or that payment be made at a specified future date. The Share Purchase Contracts may require holders to secure their obligations thereunder in a specified manner. The Share Purchase Contracts also may require us to make periodic payments to the holders of the Share Purchase Contracts or vice versa, and such payments may be unsecured or refunded on some basis.
The applicable Prospectus Supplement will describe the terms of the Share Purchase Contracts. The description in the Prospectus Supplement will not necessarily be complete, and reference will be made to the Share Purchase Contracts, and, if applicable, collateral, depositary or custodial arrangements, relating to the Share Purchase Contracts. As required, material United States and Canadian federal income tax considerations applicable to the holders of the Share Purchase Contracts will also be discussed in the applicable Prospectus Supplement.
DESCRIPTION OF SUBSCRIPTION RECEIPTS
Subscription Receipts may be offered separately or together with Common Shares or Warrants, as the case may be. The Subscription Receipts will be issued under a subscription receipt agreement.
The applicable Prospectus Supplement will include details of the subscription receipt agreement covering the Subscription Receipts being offered. A copy of the subscription receipt agreement relating to an offering of Subscription Receipts will be filed by us with the applicable securities regulatory authorities in Canada and the United States after it has been entered into by us. The specific terms of the Subscription Receipts, and the extent to which the general terms described in this section apply to those Subscription Receipts, will be set forth in the applicable Prospectus Supplement. This description will include, where applicable:
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the number of Subscription Receipts;

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the price at which the Subscription Receipts will be offered;

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the procedures for the exchange of the Subscription Receipts into Common Shares or Warrants;

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the number of Common Shares or Warrants that may be exchanged upon exercise of each Subscription Receipt;

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the designation and terms of any other Securities with which the Subscription Receipts will be offered, if any, and the number of Subscription Receipts that will be offered with each security;

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the terms applicable to the gross or net proceeds from the sale of the Subscription Receipts plus any interest earned thereon;

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the material United States and Canadian federal income tax consequences of owning the Subscription Receipts; and

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any other material terms and conditions of the Subscription Receipts.

DESCRIPTION OF UNITS
We may issue Units comprising any combination of the other Securities described in this Prospectus. Each Unit will be issued so that the holder of such Unit is also the holder of each Security included in such Unit. Therefore, the holder of a Unit will have the rights and obligations of a holder of each included Security (except in some cases where the right to transfer an included Security of a Unit may not occur without the transfer of the other included Security comprising part of such Unit).

The Prospectus Supplement relating to any Units offered hereunder will describe the terms of the Units and the applicable offering, including some or all of the following:
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the designation and terms of the Units and the Securities comprising the Units, including whether and under what circumstances those Securities may be held or transferred separately;

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any provisions for the issuance, payment, settlement, transfer or exchange of the Units or of the Securities comprising the Units; and

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whether the Units will be issued in fully registered or global form.

The preceding description and any description of Units in the applicable Prospectus Supplement do not purport to be complete and are subject to and are qualified in their entirety by reference to the Unit agreement, if any, and, if applicable, collateral agreements relating to such Units.
MATERIAL FEDERAL INCOME TAX CONSEQUENCES
Information regarding material United States federal income tax consequences to persons investing in the Securities offered by this Prospectus will be set forth in an applicable Prospectus Supplement. You are urged to consult your own tax advisors prior to any acquisition of our Securities.
PLAN OF DISTRIBUTION
We may sell the Securities in one or more of the following ways from time to time:
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through underwriters or dealers for resale to the public or to institutional investors;

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directly to a limited number of institutional purchasers or to a single purchaser;

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through agents; or

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if indicated in the Prospectus Supplement, pursuant to delayed delivery contracts, by remarketing firms or by other means.

The Securities offered pursuant to any Prospectus Supplement may be sold from time to time in one or more transactions at: (i) a fixed price or prices, which may be changed from time to time; (ii) market prices prevailing at the time of sale; (iii) prices related to such prevailing market prices; or (iv) other negotiated prices. We may only offer and sell the Securities pursuant to a Prospectus Supplement during the period that this Prospectus, including any amendments hereto, remains effective.
Any dealer or agent, in addition to any underwriter, may be deemed to be an underwriter within the meaning of the Securities Act, and any discounts or commissions they receive from us and any profit they receive on the resale of the offered Securities by them may be treated as underwriting discounts and commissions under the Securities Act. The terms of the offering of the Securities with respect to which this Prospectus is being delivered will be set forth in the applicable Prospectus Supplement and will include:
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the name or names of any underwriters, dealers, or agents;

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the purchase price of such Securities and the proceeds to us from such sale;

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any underwriting discounts, agency fees, and other items constituting underwriters’ or agents’ compensation;

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the public offering price;

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any discounts or concessions that may be allowed or re-allowed or paid to dealers and any Securities exchanges on which the Securities may be listed; and

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the securities exchange on which the securities may be listed, if any.

If underwriters are used in the sale of Securities, the Securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The Securities may be offered to the public either through underwriting syndicates represented by managing underwriters or directly by one or more underwriters acting alone. Unless otherwise set forth in the applicable Prospectus Supplement, the obligations of the underwriters to purchase the Securities described in the applicable Prospectus Supplement will be subject to certain conditions precedent. Further, unless otherwise so stated, the underwriters will be obligated to purchase all such Securities if any are so purchased by them. If, in connection with the offering of Securities at a fixed price or prices, the underwriters have made a reasonable effort to sell all of the Securities at the initial offering price fixed in the applicable Prospectus Supplement, the public offering price may be decreased and thereafter further changed, from time to time, to an amount not greater than the initial offering price fixed in such Prospectus Supplement, in which case the compensation realized by the underwriters will be decreased by the amount that the aggregate price paid by purchasers for the Securities is less than the gross proceeds paid by the underwriters to us. Any public offering price and any discounts or concessions allowed or re-allowed or paid to dealers may be changed from time to time.
The Securities may be sold directly by us or through agents designated by us from time to time. Any agents involved in the offer or sale of the Securities in respect of which this Prospectus is being delivered, and any commissions payable by us to those agents, will be described in the applicable Prospectus Supplement. Unless otherwise indicated in the applicable Prospectus Supplement, any such agent will be acting on a best-efforts basis for the period of its appointment.
We may directly solicit offers to purchase the Securities and may make sales of Securities directly to institutional investors or others. These persons may be deemed to be underwriters with respect to any resale of the Securities. To the extent required, the prospectus supplement or document incorporated by reference, as applicable, will describe the terms of any such sales, including the terms of any bidding or auction process, if used.
If dealers are used in the sale of any Securities, we will sell the Securities to the dealers as principals. Any dealer may resell the Securities to the public at varying prices to be determined by the dealer at the time of resale. The name of any dealer and the terms of the transaction will be provided in the Prospectus Supplement with respect to the Securities being offered.
Securities may also be offered and sold, if so indicated in the applicable Prospectus Supplement, in connection with a remarketing upon their purchase in accordance with a redemption or repayment pursuant to their terms or otherwise by one or more firms, which we refer to as the “remarketing firms,” acting as principals for their own accounts or as our agents, as applicable. Any remarketing firm will be identified and the terms of its agreement, if any, with us and its compensation will be described in the applicable Prospectus Supplement.
Remarketing firms may be deemed to be underwriters, as that term is defined in the Securities Act, in connection with the Securities remarketed by them.
If indicated in the applicable Prospectus Supplement, we will authorize agents, underwriters, or dealers to solicit offers by certain specified institutions to purchase the Securities to which this Prospectus and the applicable Prospectus Supplement relates from us at the public offering price provided in the applicable Prospectus Supplement, plus, if applicable, accrued interest pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. Such contracts will be subject only to those conditions described in the applicable Prospectus Supplement, and the applicable Prospectus Supplement will provide the commission payable for solicitation of those contracts.
Each series of Securities will be a new issue and, other than the Common Shares, which are listed on the NYSE MKT and TSXV, will have no established trading market. We may elect to list any series of Securities on an exchange or other trading market, and in the case of the Common Shares, on any additional exchange, but unless otherwise specified in the applicable Prospectus Supplement, we are not obligated to do so. Any underwriters to whom Securities are sold for public offering and sale may make a market in the Securities, but the underwriters will not be obligated to do so and may discontinue any market making at any time without notice. The Securities may or may not be listed on a national securities exchange, a foreign securities exchange or other trading market. No assurance can be given as to the activity of trading in, or liquidity of, any of the Securities.
Under agreements that may be entered into by us, underwriters, dealers, agents and remarketing firms who participate in the offer and sale of our Securities may be entitled to indemnification by us against certain liabilities, including liabilities under the Securities Act, and applicable Canadian provincial securities legislation, or to contribution with respect to payments that such underwriters, dealers, agents or remarketing firms may be required to make in respect thereof. Underwriters, dealers, agents and remarketing firms may be customers of, engage in transactions with, or perform services for, us in the ordinary course of business.
In connection with any particular offering of Securities, the underwriters or dealers may over-allot or effect any other transactions that are intended to stabilize or maintain the market price of the Securities at a level above that which might otherwise prevail in the open market. Such transactions, if commenced, may be discontinued at any time.
To the extent that we make sales through one or more underwriters or agents in at-the-market offerings, we will do so pursuant to the terms of a sales agency financing agreement or other at-the-market offering arrangement between us and the underwriters or agents. If we engage in at-the-market sales pursuant to any such agreement, we will issue and sell our Securities through one or more underwriters or agents, which may act on an agency basis or on a principal basis. During the term of any such agreement, we may sell Securities on a daily basis in exchange transactions or otherwise as we agree with the underwriters or agents. The agreement will provide that any Securities sold will be sold at prices related to the then prevailing market prices for our Securities. Pursuant to the terms of the agreement, we also may agree to sell, and the relevant underwriters or agents may agree to solicit offers to purchase, blocks of our common stock or other Securities. The terms of each such agreement will be set forth in more detail in the applicable Prospectus Supplement. In the event that any underwriter or agent acts as principal, or broker-dealer acts as underwriter, it may engage in certain transactions that stabilize, maintain, or otherwise affect the price of our Securities. We will describe any such activities in any Prospectus Supplement relating to such at-the-market transaction.
The place, time of delivery, and other terms of the offered Securities will be described in the applicable Prospectus Supplement.
ENFORCEMENT OF CIVIL LIABILITIES
The enforcement by investors of civil liabilities under U.S. federal securities laws may be affected adversely by the fact that we are incorporated under the laws of the Province of British Columbia, Canada, that many of our officers and directors are residents of countries other than the United States, that some or all of the experts named in this Prospectus are residents of countries other than the United States, and that some of our assets and the assets of said persons are located outside the United States.
In particular, it may be difficult to bring and enforce suits against us or said persons under U.S. federal securities laws. It may be difficult for U.S. holders of our Common Shares to effect service of process on us or said persons within the United States or to enforce judgments obtained in the United States based on the civil liability provisions of the U.S. federal securities laws against us or said persons. In addition, a shareholder should not assume that the courts of Canada (i) would enforce judgments of U.S. courts obtained in actions against us, our officers or directors, or other said persons, predicated upon the civil liability provisions of the U.S. federal securities laws or other laws of the United States, or (ii) would enforce, in original actions, liabilities against us, our officers or directors or other said persons predicated upon the U.S. federal securities laws or other laws of the United States.
LEGAL MATTERS
Gregory T. Chu, A Law Corporation, Vancouver, British Columbia, has provided an opinion on the validity of the Securities offered by this Prospectus with respect to matters of Canadian law. Certain legal matters related to this Prospectus will be passed upon on our behalf by Carter Ledyard & Milburn LLP, New York, New York, with respect to matters of United States law. Counsel named in the applicable Prospectus Supplement will pass upon legal matters for any underwriters, dealers or agents.
As at the date hereof, the principals of Gregory T. Chu, A Law Corporation, as a group, beneficially own, directly or indirectly, in the aggregate less than one percent of the outstanding Common Shares.

EXPERTS
Our consolidated financial statements, which comprise the consolidated statements of financial position for the two years ended December 31, 2013 and 2012 and the consolidated statements of comprehensive loss, changes in shareholders’ equity and cash flows for the three years ended December 31, 2013, 2012 and 2011 have been incorporated by reference herein in reliance upon the report of Davidson & Company LLP, an independent registered public accounting firm, given upon the authority of that firm as an expert in accounting and auditing.
Information relating to our mineral projects included in our 2013 Annual Report on Form 20-F and other documents, incorporated by reference into this Prospectus, was prepared by, or derived from reports prepared by, Steven R. Koehler, B.Sc., CPG 10216, our Manager of Projects, Michael B. Dufresne, M.Sc., P. Geol., of Apex Geoscience Ltd. (“Apex”), and Andrew Turner, B.Sc., P. Geol., of Apex. Mr. Koehler is an employee of our company and holds options to purchase less than 10% of our outstanding Common Shares, and Mr. Dufresne and Mr. Turner are each independent consultants retained by us. This information has been included in reliance on their expertise.

Prospectus Supplement

GOLD STANDARD VENTURES CORP.
17,000,000 Common Shares
January 28, 2015
Macquarie Capital Markets Canada Ltd.
H.C. Wainwright & Co., LLC